Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of February 7, 2024,

among

CANO HEALTH, LLC, a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as the Borrower,

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC, a Debtor and a Debtor-in-Possession

under Chapter 11 of the Bankruptcy Code,

as Holdings,

THE LENDERS PARTY HERETO

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent,

(i)

(ii)

(iii)

SCHEDULES:

Schedule 1.01	-	Certain Real Estate Assets
Schedule 2.01	-	Commitments
Schedule 3.05	-	Material Real Estate Assets
Schedule 3.13	-	Subsidiaries
Schedule 5.15	-	Post-Closing Matters
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.05	-	Existing Investments

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Interest Election Request
Exhibit E	-	Form of Joinder Agreement
Exhibit F	-	[Reserved]
Exhibit G	-	[Reserved]
Exhibit H	-	Form of Promissory Note
Exhibit I	-	[Reserved]
Exhibit J	-	[Reserved]
Exhibit K-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

(iv)

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of February 7, 2024 (this “Agreement”), by and among CANO HEALTH, LLC, a Florida limited liability company, a debtor and a debtor-in-possession (the “Borrower”), PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company, a debtor and a debtor-in-possession (“Holdings”), the LENDERS from time to time party hereto and WILMINGTON SAVINGS FUND SOCIETY, FSB (“WSFS”), as administrative agent and collateral agent for the Lenders.

RECITALS

WHEREAS, on February 4, 2024 (the “Petition Date”), Parent, the Borrower and the Guarantors (together with certain of their Subsidiaries and Affiliates that are or become debtors under the Chapter 11 Cases, each a “Debtor” and, collectively, the “Debtors”) commenced the chapter 11 cases, which have been administratively consolidated for procedural purposes only under Chapter 11 Case No. 24-10164 (KBO) (each case of the Debtors, a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors continue to operate their business and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders provide a senior secured superpriority term loan facility (the “DIP Facility”) in an aggregate principal amount equal to $150,000,000, to fund the general corporate purposes and working capital requirements of the Borrower and its Subsidiaries during the pendency of the Chapter 11 Cases pursuant to and in accordance with the Approved Budget (subject to Permitted Variances), subject to the terms set out herein and the other Loan Documents and in the DIP Orders, and the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, subject to the terms hereof and the DIP Orders, the Borrower and the Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in and lien upon substantially all of their existing and after-acquired personal property;

WHEREAS, the Borrower and the Guarantors’ business is a mutual and collective enterprise and the Borrower and the Guarantors believe that the loans and other financial accommodations to the Borrower under this Agreement will enhance the aggregate borrowing powers of the Borrower and facilitate the administration of the Chapter 11 Cases and their loan relationship with the Administrative Agent and the Lenders, all to the mutual advantage of the Borrower and the Guarantors;

WHEREAS, the Borrower and each Guarantor acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in this Agreement;

WHEREAS, the Administrative Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrower, and to administer the Borrower’s and the Guarantors’ collateral security therefor, on a combined basis as more fully set forth in this Agreement and the other Loan Documents, is done solely as an accommodation to the Borrower and the Guarantors and at the Borrower’s and the Guarantors’ request and in furtherance of the Borrower’s and the Guarantors’ mutual and collective enterprise; and

WHEREAS, all capitalized terms used in this Agreement, including in these recitals, shall have the meanings ascribed to them in Section 1.01 below, and, for the purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 1.03 shall govern. All Schedules, Exhibits, Annexes, and other attachments hereto, or expressly identified in this Agreement, are incorporated by reference, and taken together with this Agreement, shall constitute a single agreement. These recitals shall be construed as part of this Agreement.

ACCORDINGLY, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acceptable Plan” has the meaning assigned to such term in the RSA.

“Actual Disbursements” has the meaning assigned to such term in Section 5.01(c)(ii).

“Actual Receipts” has the meaning assigned to such term in Section 5.01(c)(ii).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided, that if Adjusted Term SOFR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Administrative Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, or any successor thereto appointed in accordance with Article 8.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of February 7, 2024 by and between the Administrative Agent and the Borrower.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor. None of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Practice Group” means a professional corporation, professional association, professional organization, limited liability company, professional limited liability company or other legal entity that is owned by one or more licensed physicians or other licensed health care professionals that provides professional health care services and has entered into any Affiliated Practice Group Agreement.

“Affiliated Practice Group Agreements” means, collectively, any of the following agreements then in effect: (a) any Management Services Agreement, and any other similar administrative services agreements, business services agreement or management services agreements entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group, (b) any deficit funding loan agreement entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group, (c) operating agreements and member agreements entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an owner of an Affiliated Practice Group, (d) any agreement or filing, granting or perfecting, as applicable, a Lien on the assets of an Affiliated Practice Group for the benefit of the Borrower or any subsidiary of the Borrower that is a Loan Party, (e) any Stock Option Arrangement or other restriction agreement, and any share purchase agreements between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and owner(s) of an Affiliated Practice Group granting stock purchase rights to the Borrower or such subsidiary of the Borrower, as applicable, with respect to the Capital Stock of the Affiliated Practice Group, (f) subject to applicable law, any transfer restriction agreement or similar interest repurchase agreement between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group or (g) any other similar agreement entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group or an owner of an Affiliated Practice Group for the purposes of managing such Affiliated Practice Group.

“Agents” means the Administrative Agent and the Escrow Agent.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, (c) the Adjusted Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13(b), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws concerning or relating to bribery or corruption, including the FCPA and all other similar laws in any applicable jurisdiction.

“Applicable Percentage” means, at any time, with respect to any Term Lender, (a) when used in reference to payments and other matters relating to the Term Loans, a percentage equal to a fraction the numerator of which is the aggregate Outstanding Amount of the Term Loans of such Term Lender at such time and the denominator of which is the aggregate Outstanding Amount of the Term Loans of all Term Lenders at such time and (b) when used in reference to matters relating to the Commitments, a percentage equal to a fraction the numerator of which is the aggregate amount of the Commitments of such Term Lender at such time and the denominator of which is the aggregate amount of the Commitments of all Term Lenders at such time.

“Applicable Rate” means, for any day, (a) 10.00% per annum in the case of ABR Loans and (b) 11.00% per annum in the case of SOFR Loans.

“Approved DIP Budget” means, initially, the Initial DIP Budget and, thereafter, any Subsequent DIP Budget which shall be approved by the Required Lenders in accordance with Section 5.01(c)(i) with the most recently approved budget constituting the “Approved DIP Budget”.

“Approved DIP Budget Variance Report” has the meaning assigned to such term in Section 5.01(c)(ii).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, which shall be in the form of Exhibit A, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(e).

“Backstop Fee” has the meaning assigned to such term in Section 2.11(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means any of the following services: services with respect to commercial credit cards, stored value cards and purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transfer transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Banking Services Obligations” means any and all obligations of Holdings, the Borrower or any of its Subsidiaries, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement in connection with Banking Services (a) that is in effect on the Closing Date between (x) Holdings, the Borrower or any of its Subsidiary and a counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender as of the Closing Date, notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender or any Affiliate thereof after the Closing Date or (y) any other Person designated by Holdings, the Borrower to the Administrative Agent in writing, or (b) under any arrangement that is entered into after the Closing Date by the Borrower or any of its Subsidiaries with any counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender as of the Closing Date or at the time such arrangement is entered into, and in each case, that have been designated to the Administrative Agent in writing by the Borrower as being Banking Services Obligations for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (i) to have appointed the Administrative Agent as its agent under the applicable Loan Documents and (ii) to have agreed to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” has the meaning assigned to such term in the recitals to this Agreement.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of the Administrative Agent (acting at the Direction of the Required Lenders), has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of (a) any Undisclosed Administration or (b) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may be amended from time to time, in effect and applicable to the Chapter 11 Cases.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent (acting at the Direction of the Required Lenders) for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent (acting at the Direction of the Required Lenders), which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” means (a) Cano Health, LLC, a Florida limited liability company, and (b) any Successor Borrower (including any Successor Borrower in respect of any Person referred to in this clause (b)).

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means any Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B, with such modifications to such form as may be approved by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP and, subject to Section 1.04(a), is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company (or any subsidiary thereof).

“Carve-Out” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Cash” means money, currency or a credit balance in any deposit account, in each case, determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case, maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or the District of Columbia or any political subdivision or public instrumentality thereof or by any foreign government, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of any Foreign Subsidiary, “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Casualty/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Subsidiary.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.14, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of Capital Stock representing more than the greater of (x) 35.0% of the total voting power of all of the outstanding Voting Capital Stock of Holdings and (y) the percentage of the total voting power of all of the outstanding Voting Capital Stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; and

(b) the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings.

“Charge” means any loss, charge, fee, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals to this Agreement.

“Closing Date” means February 7, 2024, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets of any Loan Party, whether now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to the DIP Orders or under any Collateral Document, in each case, to secure the Secured Obligations; provided, that in no event shall the Collateral include, and there shall be no Liens upon, any Excluded Assets.

“Collateral Documents” means, collectively, (a) the DIP Orders and (b) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations, in each case, solely to the extent, and for so long as, it is in effect in accordance with its terms.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means,with respect to each Lender, its commitment to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as the same may be reduced from time to time pursuant to Section 2.08 or 2.18(b) or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05. The aggregate amount of the Lenders’ Commitments on the Closing Date is $150,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Confirmation Hearing” has the meaning assigned to such term in the RSA.

“Confirmation Order” has the meaning assigned to such term in the RSA.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consenting Creditor” has the meaning assigned to such term in the RSA.

“Consolidated Subsidiary” means, at any date, any subsidiary or other Person, the accounts of which would be consolidated under GAAP with those of Holdings (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications, (b) all renewals of any of the foregoing and (c) all rights corresponding to any of the foregoing.

“Credit Facilities” means the DIP Facility.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish, in consultation with the Borrower, another convention in its reasonable discretion.

“Debtor” has the meaning set forth in the recitals to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both, unless cured or waived, would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans or (ii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower, any other Loan Party or the Administrative Agent, in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, (i) become the subject of a Bankruptcy Event or (ii) become the subject of a Bail-In Action. The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Defaulting Lender.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by any Employee Related Person of any Parent Company, the Borrower or its subsidiaries shall be a Derivative Transaction.

“Diameter Administrative Agent” means JPMorgan Chase Bank, N.A., and any successor appointed as administrative agent pursuant to Article 8 of the Diameter Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance).

“Diameter Credit Agreement” means that certain Credit Agreement, dated as of February 24, 2023, by and among the Borrower, Holdings, the lenders from time to time party thereto, and the Diameter Administrative Agent as administrative agent and collateral agent for the Lenders (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“DIP Facility” has the meaning assigned to such term in the recitals to this Agreement.

“DIP Orders” means, collectively, the Interim Order and the Final Order.

“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders which may be in the form of an email or other form of written communication and which may come from any Lender Advisor. Any such email or other communication from a Lender Advisor shall be conclusively presumed to have been authorized by a written direction or instruction from the Required Lenders and such Lender Advisor shall be conclusively presumed to have acted on behalf of and at the written direction or instruction from the Required Lenders (and the Agents shall be entitled to rely on such presumption). For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders, such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any purported Direction of the Required Lenders, and the Agents shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.

“Disclosure Statements” means the disclosure statements in respect of an Acceptable Plan, including all exhibits and schedules thereto, as amended, modified, or supplemented from time to time, and approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankrtupcy Code.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person, and shall include, with respect to any Affiliated Practice Group, the termination or unwinding of all applicable Affiliated Practice Group Agreements with respect thereto.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, in each case, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case, at any time prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, de-listing, fundamental change or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of, or by any such plan to, any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (a) (i) any bank, financial institution or other Person separately identified in writing by the Borrower or Holdings to the Administrative Agent prior to the Closing Date, (ii) any affiliate or related or managed fund of any Person described in clause (a)(i) above that is identified in writing by the Borrower to the Administrative Agent from time to time on or after the Closing Date and (iii) any Affiliate or related or managed fund of any Person described in clause (a)(i) or (a)(ii) above that is reasonably identifiable as an Affiliate or related or managed fund of such person on the basis of such Affiliate’s name and (b) (i) any Person that is or becomes a competitor of Holdings, the Borrower or its subsidiaries and that is separately identified in writing by Holdings or the Borrower to the Administrative Agent from time to time prior to or on or after the Closing Date, (ii) any Affiliate of any Person described in clause (b)(i) above that is identified in writing by the Borrower or Holdings to the Administrative Agent from time to time on or after the Closing Date (it being agreed that no bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than (for the avoidance of doubt) such debt funds excluded pursuant to clause (a) of this definition may be identified pursuant to this clause (b)(ii)) and (iii) any Affiliate of any Person described in clause (b)(i) or (b)(ii) above (other than any affiliate that is a bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than (for the avoidance of doubt) such debt funds excluded pursuant to clause (a) of this definition) that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Dollars” or “$” refers to lawful money of the U.S.

“Domain Names” means all Internet domain names and associated URL addresses.

“Domestic Subsidiary” means any subsidiary of the Borrower incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors effective after the Closing Date but prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or, if less, the remaining average life to maturity, but excluding any arrangement, commitment, structuring, underwriting, ticking, amendment, success, advisory, consent and/or similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any holder of such Indebtedness)); provided that if such Indebtedness includes any “Adjusted Term SOFR” interest rate floor and, at the time of determination, such floor is greater than the Adjusted Term SOFR for an Interest Period of three months on such date, such excess amount shall be equated to interest rate margins for purposes of calculating the Effective Yield with respect to such Indebtedness. For the purposes of determining Effective Yield with respect to the Term Loans, if the Term Loans shall have been incurred at different times with different amounts of original issue discount or upfront fees, then the Effective Yield with respect to the Term Loans will be determined on the basis of the higher of (i) the original issue discount or upfront fees with respect to such of the Term Loans as shall have been first made under this Agreement and (ii) the weighted average of the amounts of the original issue discount and/or upfront fees with respect to all the Term Loans. Any determination by the Administrative Agent (acting at the Direction of the Required Lenders) of the Effective Yield shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination unless such determination shall have been made with bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

“Electronic System” means any electronic system, including e-mail, e-fax, any Platform and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, and (d) any Approved Fund of any Lender; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution, or (iii) the Borrower or any of its Subsidiaires or any of their respective Affiliates.

“Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees, members of management, managers or consultants of such Person, or any Affiliate or Immediate Family Member of any of the foregoing.

“Environment” means the indoor or outdoor environment, including ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any requirements or obligations under Environmental Law relating to Hazardous Material or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all foreign or domestic, federal, state, provincial or territorial (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, or any other applicable requirements of Governmental Authorities and the common law relating to (a) any Hazardous Materials Activity, pollution or protection of the Environment or human health and safety (as it relates to exposure to hazardous or toxic materials or wastes), or (b) the generation, use, storage, transportation or disposal of or exposure to hazardous or toxic materials or wastes, in each case, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Subsidiary, notification of the Borrower or any Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification of the Borrower or any Subsidiary or any ERISA Affiliate that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice with the PBGC of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of notice of the treatment of a

Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Subsidiary or ERISA Affiliates, with respect to the termination of any Pension Plan; (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan; (h) the existence with respect to any Plan of a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975(c) of the Code); (i) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (j) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (k) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Erroneous Payment” has the meaning assigned to it in Article 8.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Article 8.

“Escrow Agent” means the Escrow Agent under the Escrow Agreement, which shall initially be the Bank of New York Mellon, in its capacity as Escrow Agent, or such other escrow agent as is reasonably acceptable to the Borrower, the Fronting Lender and the Required Lenders.

“Escrow Agent Fee Schedule” shall mean that certain Fee Schedule or other fee arrangement agreed by the Escrow Agent and the Borrower.

“Escrow Agreement” means an Escrow Agreement to be entered into (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the Escrow Agent and the Administrative Agent for and on behalf of the Lenders relating to the Loan Proceeds Account.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means all licenses and any other property and assets (including any lease, license, permit or agreement) (a) constituting the Fee Reserve Account (provided, for the avoidance of doubt, that the Reversionary Interest as set forth in the DIP Order does not constitute an Excluded Asset), (b) to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, (i) applicable laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or (ii) by contract, lease, license or other agreement with a counterparty that is not a Debtor or an affiliate thereof and that exists on the Closing Date or (c) the pledge or creation of a security interest in which would require the consent, approval, license or authorization of (i) a Governmental Authority or (ii) a third party that is not a Debtor or an affiliate thereof, which third party right to consent, approve or authorize such a pledge or creation of a security interest exists on the Closing Date and, in each case of clause (a), (b) and (c), other than to the extent such prohibition or limitation is rendered ineffective under the UCC, the U.S. Bankruptcy Code, other applicable insolvency laws or other applicable law notwithstanding such prohibition or limitation; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets unless such proceeds, substitutions or replacements constitute Excluded Assets in accordance with clause (a), (b) or (c) above.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.18 of the Guarantee Agreement and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to applicable law in effect on the date on which such Lender acquires an interest in a Loan or Commitment (or designates a new lending office), except (i) in the case of a Lender that became a Lender pursuant to an assignment under Section 2.18 or a Lender that designates a new lending office under Section 2.18 and (ii) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.16, (c) any Tax imposed as a result of a failure by such Lender to comply with Section 2.16(f) and (d) any withholding Tax imposed under FATCA.

“Exit Facility Credit Agreement” has the meaning assigned to such term in Section 2.09(b).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or prior hereto owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent (acting at the Direction of the Required Lenders); provided, further that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means the Administrative Agent Fee Letter and the Fronting Fee Letter.

“Fee Reserve Account” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Final Funding Date” has the meaning assigned to such term in Section 2.01.

“Final Order” means the final order of the Bankruptcy Court approving the DIP Facility in substantially the form of the Interim Order with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order and such other modifications as are reasonably satisfactory in form and substance to the Borrower and the Required Lenders.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Final Term Loans” has the meaning assigned to such term in Section 2.01.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower.

“Fixed Amounts” has the meaning assigned to such term in Section 1.10(c).

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means each employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any Subsidiary, or with respect to which the Borrower or any Subsidiary has any liability or obligation (whether actual or contingent), other than a plan maintained by a Governmental Authority.

“Foreign Subsidiary” means any subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee Letter” shall mean that certain fee letter, dated as of February 7, 2024 by and between the Fronting Lender and the Borrower.

“Fronting Lender” has the meaning assigned to such term in Section 2.11(b).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court or central bank or supra-national authorities, in each case, whether associated with the U.S., a foreign government or any political subdivision thereof.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Group Companies” means, collectively, Holdings, the Borrower and its subsidiaries and its Affiliated Practice Groups.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of the Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by the Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as supplemented by each Joinder Agreement.

“Hazardous Materials” means any pollutant, contaminant or substance, and any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated as “hazardous” or “toxic” or words of similar import under any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials and polychlorinated biphenyls.

“Hazardous Materials Activity” means any activity, event or occurrence involving the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority regulating healthcare facilities, healthcare providers and the provision of healthcare services (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”), and 31 U.S.C. Section 3279 et seq. (the False Claims Act), HIPAA as well as statutes, Laws, ordinances, rules and regulations under the U.S. Food and Drug Administration (FDA) and the U.S. Drug Enforcement Agency (DEA) and the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 et seq., and the Controlled Substances Act, 21 U.S.C. Section 801 et seq.

“Healthcare Permits” means any permit, license, approval, consent, certificate of need, provider number, registration or other authorization required by or from a Governmental Authority under any applicable Healthcare Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between Holdings, the Borrower or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. NO. 104-191) and the regulations promulgated thereunder.

“Holdings” means Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money of such Person (it being understood that obligations in respect of Banking Services do not constitute indebtedness for borrowed money);

(b) obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (having regard to Section 1.04(a));

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn-out, holdback or similar obligation or purchase price adjustment until such obligation (A) becomes fixed and determined and (B) has not been paid within 30 days after becoming due and payable, (ii) any such obligations representing deferred compensation or incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including, but not limited to, on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others secured by any Lien on any asset owned by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock (excluding accrued dividends to the extent not increasing liquidation preference); and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided, that the amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby (as reasonably determined by the Borrower). Notwithstanding the foregoing, in no event shall the following constitute Indebtedness:

(i) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset,

(ii) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business,

(iii) operating leases,

(iv) customary obligations under employment agreements and deferred employee compensation, and

(v) prepaid or deferred revenue and deferred tax liabilities.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided, that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial DIP Budget” has the meaning set forth in Section 4.01(e).

“Initial IOI Deadline” has the meaning assigned to such term in the RSA.

“Intellectual Property” means collectively, all Copyrights, Patents, Trademarks, Trade Secrets, Domain Names, Licenses and Software, in each case other than any Excluded Asset.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit D hereto, with such modifications to such form as may be approved by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month and the Maturity Date applicable to such Loan and (b) with respect to any SOFR Borrowing, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date applicable to such Borrowing, and (d) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing “Interim Order” has the meaning assigned to such term in Section 4.01(l).

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Interim Term Loans” has the meaning assigned to such term in Section 2.01.

“IOIs” has the meaning assigned to such term in the RSA.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries of any of the Securities of any other Person, (b) the purchase or other acquisition (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person and (c) any loan, advance or capital contribution to, or Guarantee of Indebtedness of, or purchase or other acquisition of any Indebtedness of, any other Person by the Borrower or any of its Subsidiaries. The amount of any Investment shall be the original cost of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal or payment of interest in the case of any Investment in the form of a loan, advance or purchase or other acquisition of Indebtedness and any return of or on capital in the case of any other Investment (whether as a distribution, dividend, redemption or sale, but not in excess of the amount of the relevant initial Investment).

“Investors” means (a) the Sponsor and (b) the Management Investors.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E, with such modifications to such form as may be approved by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower.

“Junior Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is expressly subordinated in right of payment to the Obligations, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is secured by a security interest on the Collateral that is expressly junior or subordinated to the Lien securing the Credit Facilities, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

“Latest Maturity Date” means, as of any date of determination, the latest Scheduled Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest Scheduled Maturity Date applicable to any Term Loan or Commitment hereunder at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender Advisors” means (i) Gibson, Dunn & Crutcher LLP, as legal counsel to the Lenders; (ii) Evercore Group L.L.C., as financial advisor to the Lenders; (iii) Berkeley Research Group, LLC, as financial advisor to the Lenders; (iv) Pachulski Stang Ziehl & Jones LLP, as Delaware counsel to the Lenders; and (v) any other advisors retained by the Lenders with the consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Term Lenders, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Licenses” means (a) any and all licensing agreements or similar arrangements, whether as licensor or licensee, in (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Trade Secrets, (v) Software or (vi) Domain Names, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Liquidity” means, as at any date of determination the sum of (a) so long as no Event of Default shall have occurred and be continuing, the amount on deposit in the Loan Proceeds Account, including interest (if any) which has accrued thereon, (b) so long as no Event of Default shall have occurred and be continuing, the amount of cash in the Fee Reserve Account, and (c) the amount of Unrestricted Cash of the Loan Parties at such time.

“Loan” means any Term Loan.

“Loan Documents” means this Agreement, any Promissory Note, the Guarantee Agreement, the Collateral Documents, the Fee Letters, each Joinder Agreement, and any other document or instrument designated by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means Parent, Holdings and any Subsidiary Guarantor.

“Loan Guaranty” means any Guarantee of the Secured Obligations created under the Guarantee Agreement.

“Loan Parties” means Parent, Holdings, the Borrower and each Subsidiary Guarantor. For the avoidance of doubt, for purposes of this Agreement, the term “Loan Party” shall not include any Affiliated Practice Group.

“Loan Proceeds Account” means an escrow account with the Escrow Agent into which the proceeds of the Loans made on the Final Funding Date shall be deposited and retained subject to withdrawal thereof by the Borrower pursuant to a Withdrawal Notice in accordance with Section 4.03 and the Escrow Agreement.

“Management Investors” means the officers, directors, managers, employees and members of management of the Borrower, any Parent Company and/or any subsidiary of the Borrower and any successor, heir or assign of the foregoing and any trust established by or for the benefit of any of the foregoing.

“Management Services Agreement” means each agreement between the Borrower or a subsidiary of the Borrower that is a Loan Party, on the one hand, and an Affiliated Practice Group, on the other hand, pursuant to which, among other things, the Borrower or such subsidiary agrees to provide management, administrative and/or business services to such Affiliated Practice Group.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Holdings, the Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the applicable Loan Documents or (iii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the applicable Loan Documents.

“Material Intellectual Property” shall mean any Intellectual Property owned by any Loan Party that is material to the operation of the business of Holdings and its Subsidiaries, taken as a whole.

“Material Real Estate Asset” means (a) each Real Estate Asset owned in fee simple by any Loan Party and set forth on Schedule 1.01 and (b) any other Real Estate Asset owned in fee simple by any Loan Party, provided that, in the case of this clause (b), such Real Estate Asset has a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $5,000,000, determined (i) in the case of any such Real Estate Asset owned by any Loan Party on the Closing Date, as of the Closing Date, (ii) in the case of any such Real Estate Asset owned by any Subsidiary that becomes a Loan Party after the Closing Date, as of the date such Subsidiary becomes a Loan Party or (iii) in the case of any such Real Estate Asset acquired by any Loan Party after the Closing Date or, in the case of any Loan Party referred to in clause (b), after it becomes a Loan Party, as of the date of acquisition thereof.

“Maturity Date” means the earliest of (a) the date that is 8 months after the Closing Date, (b) the date on which all Loans are accelerated and all unfunded Commitments (if any) have been terminated in accordance with this Agreement, by operation of law or otherwise, (c) the date the Bankruptcy Court orders a conversion of the Chapter 11 Cases to a chapter 7 liquidation or the dismissal of the chapter 11 case of any Debtor, (d) the closing of any sale of assets pursuant to Section 363 of the U.S. Bankruptcy Code, which when taken together with all other sales of assets since the Closing Date, constitutes a sale of all or substantially all of the assets of the Loan Parties and (e) the Plan Consummation Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, authoritative manuals, orders, authoritative guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules regulations, authoritative manuals, orders or authoritative guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Milestones” has the meaning assigned to such term in Section 5.15 and includes any Sale Milestones agreed pursuant to Section 5.20.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any “employee benefit plan” as defined in Section (3)(3) of ERISA which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of the Borrower and its subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of the period to which the relevant financial statements relate, it being understood that such report may be in the form prepared for presentation to senior management of the Borrower and need not comply with the requirements of Regulation S-K under the Securities Act.

“Net Proceeds” means (a) with respect to any Disposition or any Casualty/Condemnation Event, (i) the Cash proceeds received by the Borrower or any Subsidiary in respect thereof (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received and, in the case of any Casualty/Condemnation Event, any insurance proceeds, but excluding any business interruption insurance policy proceeds), minus (ii) the sum, without duplication, of (A) any out-of-pocket costs and expenses incurred by the Borrower or any Subsidiary in connection with such Disposition or Casualty/Condemnation Event or, in the case of a Casualty/Condemnation Event, in connection with the adjustment, settlement or collection of any claims in respect thereof (including, in each case, reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer and similar Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements), (B) the amount of all payments reasonably estimated to be required to be made by the Borrower and the Subsidiaries in respect of purchase price adjustment, indemnification and similar contingent liabilities that are attributable to such Disposition or Casualty/Condemnation Event or in respect of any other retained liabilities associated therewith (including pension and other post-employment benefit liabilities and environmental liabilities), (C) the aggregate amount of the principal, interest, premium or penalty, if any, and other amounts of or in respect of any Indebtedness (other than the Loans and any Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Credit Facilities or that is expressly subordinated in right of payment to the Credit Facilities) that is secured by the assets subject to such Disposition or Casualty/Condemnation Event and that is required to be repaid or otherwise comes due, or would be in default, as a result of such Disposition or Casualty/Condemnation Event and that is, or will be, repaid by the Borrower or its Subsidiaries, (D) Cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Disposition and (E) in the case of any Disposition or Casualty/Condemnation Event of or in respect of the assets of any Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (E)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Subsidiary that is a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by the Borrower or any Subsidiary in connection therewith.

“New Affiliated Practice Group” means an Affiliated Practice Group that was not previously an Affiliated Practice Group a party to a Management Services Agreement.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b)(v).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all expenses, reimbursements, indemnities and other liabilities and obligations of any Loan Party to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” means the List of Specially Designated Nationals and Blocked persons maintained by OFAC, as amended from time to time, or any similar lists maintained or issued by OFAC.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Amount” means with respect to any Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loan occurring on such date.

“Parent” means Cano Health, Inc., a Delaware corporation.

“Parent Company” means (a) Holdings, (b) the Parent and any other Person of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Participation Fee” has the meaning assigned to such term in Section 2.11(e).

“Patent” means (a) any and all patents and patent applications, (b) all inventions described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof and (d) all rights corresponding to any of the foregoing.

“Payment Recipient” has the meaning assigned to it in Article 8.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50.0% of the Voting Capital Stock of Holdings beneficially owned by such group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Reorganization” means re-organizations and other activities related to tax planning and re-organization undertaken by the Borrower and its Subsidiaries in good faith.

“Permitted Variances” has the meaning set forth in Section 5.01(c)(ii).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Petition Date” has the meaning assigned to such term in the recitals to this Agreement.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained or contributed to by the Borrower and/or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Plan Consummation Date” has the meaning assigned to such term in Section 5.15(f).

“Platform” means SyndTrak®, Intralinks®, ClearPar® or another similar website or other information platform.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Subsidiaries made pursuant to Section 6.06(h).

“Prepetition Administrative Agents” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Prepetition Collateral” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Prepetition Credit Agreements” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Prepetition Lenders” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Prepetition Loan Documents” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Prepetition Obligations” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable. .

“Prepetition Secured Parties” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate”, with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate, or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent (acting at the Direction of the Required Lenders)) or any similar release by the Board (as reasonably determined by the Administrative Agent (acting at the Direction of the Required Lenders)).

“Private Side Information” means any information with respect to Holdings, the Borrower and its subsidiaries, or any of their securities, that is not Public Side Information.

“Projections” means any financial projections and pro forma financial statements of the Borrower and its subsidiaries furnished to the Administrative Agent on or prior to the Closing Date.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit H, with such modifications to such form as may be approved by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower, evidencing the aggregate outstanding principal amount of Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar law under other jurisdictions), the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means (a) at any time prior to any Parent Company, the Borrower or any Subsidiary becoming the issuer of any Traded Securities, information that is either (i) of a type that would be made publicly available if such Parent Company, the Borrower or any Subsidiary were issuing Securities pursuant to a public offering registered under the Securities Act or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after any Parent Company, the Borrower or any Subsidiary becomes the issuer of any Traded Securities, information that is either (i) available to all holders of such Traded Securities or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Lenders” means, at any time, Lenders having Term Loans or unused Commitments representing more than 50.0% of the sum of the aggregate principal amount of the Term Loans and the total unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of such Person. Any document delivered under any Loan Document that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or other Responsible Officer with reasonably equivalent responsibilities (or, if no such Responsible Officer exists, then any other Responsible Officer) of the Borrower that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its consolidated results of operations and cash flows for the periods indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Amount” has the meaning set forth in Section 2.10(b)(iv)(C).

“Restricted Debt” means any Junior Lien Indebtedness, any Junior Indebtedness and any Unsecured Indebtedness.

“Restricted Debt Payment” has the meaning set forth in Section 6.03(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend or other distribution payable solely in shares of Qualified Capital Stock of the Borrower, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“RSA” means the Restructuring Support Agreement, dated as of February 4, 2024 among the Loan Parties and the Lenders party thereto, including the term sheet attached as Exhibit A thereto.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject of any Sanctions (as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person who is the target of Sanctions (including any Person named on any OFAC List), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or clause (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, adopted, administered or enforced from time to time by OFAC, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, the United Nations Security Council or the European Union.

“Scheduled Maturity Date” means the date specified in clause (a) of the definition of “Maturity Date”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between Holdings, the Borrower or any of its Subsidiaries and a counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender or any Affiliate thereof after the Closing Date, or (b) is entered into after the Closing Date between Holdings, the Borrower or any Subsidiary and any counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender on the Closing Date or at the time such Hedging Agreement is entered into, and, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that (i) such designation to the Administrative Agent may be made in respect of a master agreement that governs multiple Hedging Agreements among the parties thereto, and (ii) each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Secured Obligations” means (a) all Obligations, (b) all Banking Services Obligations and (c) all Secured Hedging Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services the obligations under which constitute Banking Services Obligations and (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”. “Software” means computer programs, source code, object code and supporting documentation, including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods (as defined in Article 9 of the UCC).

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Sponsor” means, collectively, InTandem Capital Partners, LLC and any of its controlled Affiliates, and funds, partnerships or other co-investment vehicles managed or advised by any of them or any of their respective controlled Affiliates, but excluding, however, any portfolio company of any of the foregoing and any Person Controlled by any such portfolio company (including the Borrower and its subsidiaries).

“Stock Option Arrangement” means an agreement (which may be included as part of the terms of a Management Services Agreement or any other Affiliated Practice Group Agreement) pursuant to which the owner(s) of one hundred percent (100%) of the Capital Stock issued by an Affiliated Practice Group grant(s) to the Borrower or any subsidiary of the Borrower that is a Loan Party a right to purchase or transfer, or cause the purchase or transfer of, the Capital Stock of the Affiliated Practice Group held by such owner(s) by or to a Person duly qualified to hold such Capital Stock under applicable laws and designated by such Loan Party that is a party thereto.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of Voting Capital Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case, solely if the relevant entity’s financial results are required to be consolidated in such Person’s consolidated financial statements in accordance with GAAP; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower. Notwithstanding the foregoing, except as set forth in the following proviso, no Affiliated Practice Group shall be deemed to be a subsidiary under any Loan Document.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that becomes a party to the Guarantee Agreement, in each case, until such time as the relevant Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms hereof. Notwithstanding anything herein to the contrary, the Borrower may elect to cause any Subsidiary that is not otherwise required to become a Subsidiary Guarantor in accordance with the terms hereof to become a Subsidiary Guarantor by satisfying the requirements of Section 5.12 as if it were subject to such requirements.

“Subsequent DIP Budget” has the meaning set forth in Section 5.01(c)(i).

“Successor Borrower” has the meaning assigned to such term in Section 6.06(a)(i)(B).

“Successor Holdings” has the meaning assigned to such term in Section 6.13(d)(ii).

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Distribution Amount” means, with respect to any taxable year (or portion thereof) for which the Borrower is a pass-through entity for U.S. federal income tax purposes, an amount sufficient (a) to permit Holdings to distribute cash to its direct or indirect equity owners in an amount equal to the minimum amount provided for under Section 4.1(d) of the definitive LLC Agreement of Holdings in effect as of the Closing Date , and (b) to permit Holdings to pay any entity-level income taxes or franchise taxes or similar expenses.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement by and among Cano Health, Inc. the TRA Parties, the Sponsor Parties and the Interested Parties (each as defined in the Tax Receivable Agreement) dated as of June 3, 2021.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means any Lender with a Commitment or an outstanding Term Loan.

“Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the first date on which (a) all Commitments have expired or terminated and (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on the Borrower) have been paid in full in Cash.

“Testing Date” has the meaning set forth in Section 5.01(c)(ii).

“Testing Period” has the meaning set forth in Section 5.01(c)(ii).

“Threshold Amount” means $7,500,000.

“Trade Secrets” means (a) confidential and proprietary information, including unpatented inventions, invention disclosures, engineering or other data, information, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code, data, databases and data collections; (b) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past and future misappropriations or infringements thereof; (c) all rights to sue for past, present and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (d) all rights corresponding to any of the foregoing.

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Trademark” means (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing and (b) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount, upfront fees and any indemnified costs, fees and expenses pursuant to the Transactions) payable or otherwise borne by Holdings, the Borrower and/or its subsidiaries in connection with the Transactions or by any direct or indirect Parent Company of the Borrower and reimbursed by the Borrower and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the borrowing of Loans hereunder and (c) the payment of the Transaction Costs.

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, with respect to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the applicable law in the country where such Person is subject to home jurisdiction supervision if the applicable law require that such appointment is not to be publicly disclosed.

“Unrestricted Cash” means, on any date of determination, an amount equal to, determined as of such date for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) unrestricted Cash and Cash Equivalents, whether or not held in a deposit account pledged to secure the Secured Obligations, and (b) Cash and Cash Equivalents that are restricted in favor of the Credit Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Credit Facilities).

“Unsecured Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is unsecured, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3)(x).

“Variance Report” has the meaning set forth in Section 5.01(c)(ii).

“Voting Capital Stock” of a Person means Capital Stock of such Person of the class or classes the holders of which are entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“WholeCo Sale Transaction” has the meaning assigned to such term in the RSA.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100.0% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly- Owned Subsidiaries of such Person.

“Withdrawal” means a withdrawal from the Loan Proceeds Account in a minimum amount of $1,000,000 (or such lesser amount as remains in the Loan Proceeds Account) made in accordance with Section 4.03.

“Withdrawal Date” means the date of the making of any Withdrawal.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Subsidiary (or any of their ERISA Affiliates) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Notice” means a notice in form reasonably acceptable to the Required Lenders, to be delivered by the Borrower to the Escrow Agent and the Administrative Agent from time to time to request a Withdrawal from the Loan Proceeds Account.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees, of all Governmental Authorities. The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document and (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. For all purposes of this Agreement and the other Loan Documents, in connection with any “division” or “plan of division” of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (i) any asset, right, obligation or liability of such Person becomes the asset, right, obligation or liability of another Person, then it shall be deemed to have been transferred by such Person or such other Person, (ii) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time and (iii) in the event that a Loan Party or any Subsidiary of a Loan Party or any Subsidiary thereof that is a limited liability company divides itself into two or more limited liability companies, any limited liability companies formed as a result of such division shall be required to comply with the obligations set forth in Section 5.14 and the other applicable further assurances obligations set forth in the Loan Documents (in each case as if each such resulting limited liability company were a Loan Party or a Subsidiary of a Loan Party or a Subsidiary thereof, as applicable), and to become an additional Loan Party, if required by the terms of this Agreement.

SECTION 1.04 Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (c) notwithstanding the foregoing, all obligations of Holdings, the Borrower and the other Subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

(b) All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of or any other amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each Affiliated Practice Group that is a Consolidated Subsidiary as if such Affiliated Practice Group were a Subsidiary as defined herein.

SECTION 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions to be consummated on the Closing Date, unless the context otherwise requires.

SECTION 1.06 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.08 Currency Equivalents Generally.

(a) For purposes of any determination under Article 5, Article 6 or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Affiliate transaction or other transaction, event or circumstance (any of the foregoing, a “specified transaction”) in a currency other than Dollars, the Dollar equivalent amount of a specified transaction shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (or, at the election of the Borrower, such other date as shall be applicable with respect to such specified transaction pursuant to Section 1.10(a)). Notwithstanding anything to the contrary set forth herein, (i) if any Indebtedness is incurred or assumed (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 (or, if applicable, secured under Section 6.02) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

SECTION 1.09 [Reserved].

SECTION 1.10 Certain Calculations and Tests.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.08, respectively, but may instead be permitted in part under any combination of clauses or subclauses of such Section, all as classified or, to the extent such alternative classification would have been permitted at the time of the relevant action, reclassified by the Borrower in its sole discretion, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that the Credit Facilities may only be permitted under Section 6.01(a) and secured by Liens permitted pursuant to Section 6.02(a).

(e) For purposes of determining compliance with this Agreement, (i) the outstanding principal amount of any Indebtedness issued at a price that is less than the principal amount thereof shall be equal, as of any date of determination, to the principal amount thereof that would appear on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP and (ii) the accrual of interest, the accrual of dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest or a dividend in the form of additional Indebtedness or additional shares of Capital Stock and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligations.

SECTION 1.11 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up for five).

SECTION 1.12 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein and in the DIP Orders, each Term Lender severally, and not jointly, agrees to make (i) an initial term loan to the Borrower on the Closing Date (the “Interim Term Loan”) in Dollars in a principal amount equal to its Applicable Percentage of $50,000,000 and (ii) upon the satisfaction of the terms and conditions in Section 4.02 (the date on which such conditions are satisfied, the “Final Funding Date”), additional term loans (such additional term loans, the “Final Term Loan” and, together with the Interim Term Loan and, for the avoidance of doubt, the Backstop Fee which is paid in kind in accordance with the terms of the RSA, the “Term Loans”) to the Loan Proceeds Account of the Borrower in Dollars in a principal amount equal to its Applicable Percentage of $100,000,000. Amounts paid or prepaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.14 or 2.16 with respect to such SOFR Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000, provided that a SOFR Borrowing that results from a continuation of an outstanding SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 SOFR Borrowings outstanding (or such greater number of different Interest Periods as the Administrative Agent (acting at the Direction of the Required Lenders) may agree from time to time).

(d) Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the Scheduled Maturity Date applicable to the relevant Loans.

SECTION 2.03 Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (which may be by telephone) (i) in the case of a SOFR Borrowing, not later than 12:00 p.m. three U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m. on the date of the proposed Borrowing; provided that any such notice of a Borrowing to be made on the Closing Date may be given no later 12:00 p.m. two Business Days before the Closing Date; provided, further, that if any Interest Period that requires the consent of all relevant affected Lenders pursuant to the definition of “Interest Period” is requested, notice shall be delivered not later than 12:00 p.m. four Business Days before the date of the proposed Borrowing, whereupon the Administrative Agent shall give prompt notice to the affected Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and not later than 12:00 p.m. three Business Days prior to the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the affected Lenders. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by a written Borrowing Request signed by the Borrower and delivered to the Administrative Agent.

(b) Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an SOFR Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) 12:00 p.m., in the case of SOFR Loans, and (ii) 12:00 p.m. in the case of ABR Loans, in each case, on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower; provided, that the Final Term Loans will be remitted to the Loan Proceeds Account. No proceeds in the Loan Proceeds Account shall be disbursed to the Loan Parties other than in accordance with, and subject to compliance with the requirements of, Section 4.03.

(b) Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent (acting at the Direction of the Required Lenders) in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.06(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.07 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert any Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (which may be by telephone) by the date and time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by the Borrower and delivered to the Administrative Agent. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for SOFR Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an ABR Borrowing. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Commitments in respect of the Interim Term Loan shall terminate automatically after the making of the Interim Term Loan and (ii) the Commitments in respect of the remaining Term Loans shall terminate automatically after the making of each Term Loan in an amount equal to such Borrowing. Any undrawn Commitments shall terminate automatically upon the occurrence of the Maturity Date.

(b) Upon delivery of the notice required by Section 2.08(c), the Borrower may at any time terminate, or from time to time reduce, the Commitments; provided, that each partial reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (unless it is a reduction of all Commitments).

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Commitments under clause (b) of this Section in writing at least one Business Day prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice to the Administrative Agent on the specified effective date. Any termination or reduction of any Commitment pursuant to this Section 2.08 shall be permanent. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) (i) The Borrower hereby unconditionally promises to repay (including with the interest (if any) which has accrued on the amount on deposit in the Loan Proceeds Account) the outstanding principal amount of the Term Loans to the Administrative Agent for the account of each Term Lender on the Maturity Date, in an amount equal to the principal amount of the Term Loans outstanding on such date, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) So long as the RSA is in full force and effect, upon substantial consummation of an Acceptable Plan that is a Stand-Alone Restructuring Plan (as defined in the RSA), subject to the satisfaction, or waiver, of the conditions set forth in each of such Acceptable Plan and the Exit Facility Credit Agreement and otherwise substantially in accordance with the terms and conditions set forth in the Exit Facility Credit Agreement, and notwithstanding anything to the contrary herein or in any of the other Loan Documents, the Lenders and the Loan Parties acknowledge and agree that the Loans and other Obligations hereunder and under the other Loan Documents may be continued and/or converted into an exit term facility financing (the “Exit Conversion”) as contemplated by the RSA and such Acceptable Plan, subject to approval of the Exit Facility Credit Agreement by the Bankruptcy Court, in an amount equal to the outstanding amounts under this Agreement less the Exit Paydown Amount (as defined in the RSA) and such Exit Paydown Amount shall be paid in cash to the Lenders in accordance with the terms of the RSA. Subject to the satisfaction or waiver by the Required Lenders of the conditions contained in the Exit Facility Credit Agreement, each Lender, severally and not jointly, hereby agrees to continue and/or convert (without any further action on the part of such Lender) its Loans hereunder outstanding on the substantial consummation of the Acceptable Plan as loans and obligations (the “Exit Term Loan

Facility”) under, and subject entirely and exclusively to the terms and provisions of, the Acceptable Plan, the RSA and the definitive documentation to be agreed by the Borrower and the Required Lenders (including a credit agreement governing the continuation and conversion of the Loans (the “Exit Facility Credit Agreement”)) and related documentation to the extent that such documentation is substantially consistent with the RSA and otherwise in form and substance reasonably satisfactory to the Required Lenders and the Borrower and, with respect to operational and agency provisions and insofar as such terms affect the Administrative Agent or the administrative agent under the Exit Facility Credit Agreement (the “Exit Agent”), in their respective capacities as such, the Exit Agent and/or the Administrative Agent.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to clauses (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to clause (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern. Notwithstanding the foregoing, in the event of any inconsistency between the accounts maintained pursuant to clauses (c) or (d) and the Register, the Register shall govern.

(f) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

SECTION 2.10 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with clause (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans, in whole or in part, without premium or penalty. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii) [Reserved].

(iii) The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (A) in the case of prepayment of a SOFR Borrowing, not later than 12:00 p.m. three U.S. Government Securities Business Days before the date of prepayment or (B) in the case of any prepayment of an ABR Borrowing, not later than 12:00 p.m. one Business Day before the day of prepayment (or, in the case of clauses (A) and (B), such other time as to which the Administrative Agent (acting at the Direction of the Required Lenders) may agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice to the Administrative Agent on or prior to the specified effective date. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid).

(b) Mandatory Prepayments.

(i) [Reserved].

(ii) In the event that the Borrower or any of its Subsidiaries receives Net Proceeds in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, the Borrower shall, not later than the fifth Business Day following the receipt thereof, apply an amount equal to 100.0% (or such lesser amount as is determined pursuant to the proviso hereto) of such Net Proceeds to prepay the outstanding principal amount of Term Loans; provided, that, notwithstanding the foregoing, prior to any prepayment of the outstanding principal amount of the Term Loans, the Borrower and the Required Lenders will determine, in good faith, an amount of Net Proceeds to be retained by the Borrower to provide the Borrower with adequate operating Liquidity, taking into account the impact of such Prepayment Asset Sale or Casualty/Condemnation Event on the Borrower’s projected Liquidity, with the unretained portion of the Net Proceeds to be applied to prepay the outstanding principal amount of the Term Loans as set forth in this clause (ii).

(iii) In the event that the Borrower or any of its Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day after) the receipt of such Net Proceeds by the Borrower or its applicable Subsidiary, apply an amount equal to 100.0% of such Net Proceeds to prepay the outstanding principal amount of the relevant Term Loans.

(iv) Notwithstanding anything in this Section 2.10(b) to the contrary:

(A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(ii) to the extent that the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Casualty/Condemnation Event affects the assets of any Foreign Subsidiary, as the case may be, for so long as the repatriation to the Borrower of any such amount would be prohibited under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions, for a period not to exceed 12 months from the date of the event or calculation giving rise to such repatriation, required by applicable law to permit such repatriation without violating local law or incurring material tax, regulatory or cost consequences); it being understood that if the repatriation of the relevant affected Net Proceeds, as the case may be, is permitted under the applicable law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, within 365 days following the event giving rise to the relevant Net Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Net Proceeds, as the case may be, and the repatriated Net Proceeds, as the case may be, will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (A)),

(B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(ii) to the extent that the relevant Net Proceeds are received by any joint venture or other non-Wholly-Owned Subsidiary, in each case, for so long as the distribution to the Borrower of such Net Proceeds would be prohibited under the Organizational Documents or joint venture agreements governing such joint venture or other non-Wholly-Owned Subsidiary; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the event giving rise to the relevant Net Proceeds, the relevant joint venture or other non-Wholly-Owned Subsidiary will promptly distribute the relevant Net Proceeds, as the case may be, and the distributed Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (B)),

(C) if the Borrower determines in good faith in consultation with the Administrative Agent (acting at the Direction of the Required Lenders) that the repatriation to the Borrower of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.10(b)(ii) that are attributable to Foreign Subsidiaries would result in a material Tax liability to the Borrower or any Subsidiary or any of the direct or indirect owners of Capital Stock of the Borrower (including any material withholding Tax or any material tax distribution) (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.10(b)(ii), as applicable, shall be reduced by the Restricted Amount; it being understood that to the extent that the repatriation of the relevant Net Proceeds attributable to the relevant Foreign Subsidiary would no longer have an adverse tax consequence within the 365-day period following the event giving rise to the relevant Net Proceeds, as the case may be, an amount equal to the Net Proceeds, as applicable and to the extent available, not previously applied pursuant to this clause (C) shall be promptly applied to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (C)), and

(D) notwithstanding anything in this Agreement to the contrary, the non-application of any amount required to be prepaid pursuant to Sections 2.10(b)(i) – (iii) as a result of the exceptions set forth in clause (C) above shall not constitute a Default or Event of Default, and any such amounts shall remain available for working capital and general corporate purposes of the Loan Parties and their Subsidiaries for so long as such amounts are not required to be prepaid pursuant to this Section 2.10(b).

(v) [Reserved].

(vi) [Reserved].

(vii) [Reserved].

(viii) Prepayments made under this Section 2.10(b) shall be accompanied by accrued interest as required by Section 2.12, but otherwise without premium or penalty.

SECTION 2.11 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the Administrative Agent Fee Letter.

(b) The Borrower agrees to pay to the initial lender that is signatory to this Agreement on the Closing Date (the “Fronting Lender”), for its own account, the fronting fee in accordance with the Fronting Fee Letter.

(c) The Borrower agrees to pay to the Escrow Agent the fees set forth in the Escrow Agent Fee Schedule.

(d) The Borrower agrees to pay to each Backstop Party (as defined in the RSA) a backstop fee (the “Backstop Fee”) in an amount determined as set forth in the RSA. The Backstop Fee shall be fully earned by each such Backstop Party on the date of the Interim Order and shall be paid in kind on the Interim Order Entry Date by adding the amount thereof to the aggregate principal amount of the Term Loans.

(e) Subject to entry of the Final Order, the Borrower agrees to pay to each Lender, as compensation for the funding of such Lender’s Commitment, a participation fee (the “Participation Fee”) in an amount determined as set forth in the RSA, to be paid in the form of Reorganized Equity (as defined in the RSA); provided that, to the extent that a WholeCo Sale Transaction is consummated, the Participation Fee shall be payable in cash on such date, rather than in Reorganized Equity.

(f) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letters.

(g) Unless otherwise indicated herein, all computations of accruing fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12 Interest.

(a) The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, following the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(a), if any principal of any Term Loan is not, paid or reimbursed when due (after the expiration of any applicable grace period), whether at stated maturity, upon acceleration or otherwise, the relevant overdue principal shall bear interest, to the fullest extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, 2.00% plus the rate otherwise applicable to such Term Loan, as provided in the preceding clauses of this Section or (ii) in the case of overdue interest or any other overdue amount, 2.00% plus the rate of interest applicable to Loans that are ABR Loans as provided in clause (a) of this Section 2.12; provided, that no amount shall accrue pursuant to this Section 2.12(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(d) Accrued interest on each Term Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the Maturity Date applicable to such Loan; provided, that (A) interest accrued pursuant to clause (c) of this Section shall be payable on demand and (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Final Term Loans, the proceeds of which are held in the Loan Proceeds Account, shall be deemed to be made and funded hereunder on the Final Funding Date and shall accrue interest in accordance with this Section 2.12 from the Final Funding Date.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent (acting at the Direction of the Required Lenders), and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.13 Alternate Rate of Interest(a) If at least two Business Days prior to the commencement of any Interest Period for a SOFR Borrowing:

(i) the Administrative Agent (acting at the Direction of the Required Lenders) determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders in writing that the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (B) if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) No Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.13.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the Direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the Direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 2.14 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve (including pursuant to regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subjects any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on or with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or SOFR Loans made by any Lender;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of any SOFR Loan in an amount deemed by such Lender to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by clause (c) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be liable for such compensation if (1) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (2) such Lender invokes Section 2.19 or (3) in the case of requests for reimbursement under clause (iii) above, the relevant circumstances do not generally affect the London interbank market or the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) in an amount deemed by such Lender to be material, then, within 30 days of receipt by the Borrower of the certificate contemplated by clause (c) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, that the Borrower shall not be liable for such compensation if (1) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (2) such Lender invokes Section 2.19.

(c) Any Lender requesting compensation under this Section 2.14 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or the holding company thereof, as applicable, as specified in clauses (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 [Reserved].

SECTION 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment (as determined by the applicable withholding agent in good faith), then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.16), each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall timely pay any Other Taxes (without duplication with any amounts paid under Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A), 2.16(f)(ii)(B) and 2.16(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-4, IRS Form W- 9, and/or other certification documents from each beneficial owner, as applicable; provided, that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-3 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) such additional documentation reasonably requested by the Borrower or the Administrative Agent and as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.16(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14 or 2.16, or otherwise) prior to 12:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.14, 2.16 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the date and time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) [Reserved.]

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of the other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as amended, restated, supplemented or otherwise modified from time to time) or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.18(b) and 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if the Borrower has not in fact made such payment, then the applicable Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.06(b) or Section 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Pre-Default Allocation of Payments. At all times when Section 2.17(g) does not apply and except as otherwise expressly provided herein, monies to be applied to the Obligations and the Prepetition Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise (including the interest (if any) which has accrued on the amount on deposit in the Loan Proceeds Account), shall be allocated as follows (subject, in all respects, to the Carve-Out and the other terms of the DIP Order):

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including costs, fees and expenses of the Administrative Agent’s counsel payable under the Loan Documents) payable to the Administrative Agent and the Escrow Agent in their capacity as such pursuant to any Loan Document, until paid in full;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders pursuant to any Loan Document (including costs, fees and expenses of Lender Advisors payable hereunder), ratably among them in proportion to the amounts described in this clause (ii) payable to them, until paid in full;

(iii) Third, to pay interest and principal due in respect of all Loans, until paid in full;

(iv) Fourth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent or the Escrow Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent or the Escrow Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

(v) Fifth, ratably to pay any Obligations that are that are due and payable to Defaulting Lenders, until paid in full; and

(vi) Last, to pay any other Obligations until paid in full;

Amounts shall be applied to each category of Obligations set forth above until paid in full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.

(g) Post-Default Allocation of Payments. Notwithstanding anything herein to the contrary, after the occurrence and during the continuation of an Event of Default, the Required Lenders may elect that monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise (including the interest (if any) which has accrued on the amount on deposit in the Loan Proceeds Account), shall, to the extent elected by the Required Lenders (in writing to the Administrative Agent), be allocated as follows (subject, in all respects, to the Carve-Out and the other terms of the DIP Order):

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including costs, fees and expenses of Administrative Agent’s counsel payable under the Loan Documents) payable to the Administrative Agent and the Escrow Agent pursuant to any Loan Document in their capacity as such, until paid in full;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders pursuant to any Loan Document (including costs, fees and expenses of the Lender Advisors payable hereunder), ratably among them in proportion to the amounts described in this clause (ii) payable to them, until paid in full;

(iii) Third, to pay interest and principal due in respect of all Loans, until paid in full;

(iv) Fourth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent or the Escrow Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

(v) Fifth, ratably to pay any Obligations that are that are due and payable to Defaulting Lenders, until paid in full;

(vi) Sixth, to pay any other Obligations until paid in full;

(vii) Seventh, to the Prepetition Administrative Agents for the payment of the Prepetition Obligations in accordance with the Prepetition Credit Agreements; and

(viii) Last, the balance, if any, after Payment in full of the Obligations, to the Borrower or as otherwise required by any Laws.

Amounts shall be applied to each category of Obligations set forth above until Payment in full thereof and then to the next category. The allocations set forth in this Section 2.17(g) may be changed by agreement among the Administrative Agent, the Escrow Agent and the Lenders without the consent of any Loan Party and are subject to Section 2.20 (regarding Defaulting Lenders). If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 2.12(g). For the avoidance of doubt, subject to the terms of any applicable intercreditor agreement, nothing contained in this Agreement shall relieve or waive payment of the Prepetition Obligations in accordance with the Prepetition Credit Agreements.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19 or (iii) any Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending or issuing office for funding, booking or issuing its Loans hereunder affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future or mitigate the impact of Section 2.19, as the case may be, and (B) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19, (iii) any Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iv) any Lender is a Defaulting Lender, (v) any Lender (or any Participant in respect of any Lender) is a Disqualified Institution or a Disqualified Person (solely for this purpose, in each case, whether or not it was such at the time it acquired any Commitment or Loan (or any participation therein) subject to the assignment and delegation pursuant to this clause (b)) or (vi) in connection with any proposed amendment, waiver, consent or other modification requiring the consent of “each Lender” or “each Lender directly and adversely affected thereby” (or any other group of Lenders other than the Required Lenders) with respect to which the consent of the Required Lenders (or the consent of Lenders holding Loans or Commitments of such lesser group representing more than 50.0% of the sum of the total Outstanding Amount of Loans and unused Commitments of such lesser group at such time) has been obtained, as applicable, any Lender does not provide its consent thereto (each such Lender described in this clause (vi), a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate all the Commitments of such Lender and repay all the outstanding Loans of such Lender, in each case, without any obligation to terminate any Commitment or prepay any Loan of any other Lender, or (B) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment and delegation); provided, that (1) subject to, in the case of any Lender that is a Disqualified Person, Section 9.05(f)(ii), such Lender has received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document, (2) in the case of any assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment and delegation would result in a reduction in such compensation or payments and (3) such assignment and delegation does not conflict with applicable law. No Lender (other than a Defaulting Lender, a Disqualified Institution or a Disqualified Person) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is required to assign and delegate any of its rights or obligations pursuant to this Section 2.18(b) or Section 9.05(f)(ii), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment and delegation and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided, that, notwithstanding anything to the contrary in Section 9.05, the failure of such Lender to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such assignment and delegation (and the corresponding sale and purchase) invalid), and any such assignment and delegation shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.18(b) or Section 9.05(f)(ii).

SECTION 2.19 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR , or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent (acting at the Direction of the Required Lenders) without reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (i) the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent (acting at the Direction of the Required Lenders) without reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR (which notice such Lender agrees to give promptly). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [reserved];

(b) the Commitments and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, to the extent provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender directly and adversely affected thereby; and

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent (acting at the Direction of the Required Lenders) as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent (acting at the Direction of the Required Lenders); third, if so determined by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any commitment fees, ticking fees or participation fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (ii) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.20 and Section 9.02 during the period it was a Defaulting Lender shall be binding on it and (iii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.21 [Reserved].

SECTION 2.22 [Reserved].

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01, 4.02 or 4.03, as applicable, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.13, 3.14, 3.16, 3.17 and 3.19) and the Borrower hereby represent and warrant to the Lenders that:

SECTION 3.01 Organization; Powers. Holdings, the Borrower and each of its Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the law of its jurisdiction of organization, (b) has all requisite corporate or other organizational power and authority to own its assets and to carry on its business as now conducted, (c) has all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted and (d) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in the case of each clause referred to above (other than clause (a)(i) and clause (a)(ii) with respect to the Borrower), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. Subject to entry of the DIP Orders and the terms thereof, the execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Subject to entry of the DIP Orders and the terms thereof, each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) the filing of the DIP Order and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) such Loan Party’s Organizational Documents or (ii) any law applicable to such Loan Party, which violation, in the case of this clause (b)(ii), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (c) other than violations or defaults arising as a result of the commencement of the Chapter 11 Cases and except as otherwise stayed by Section 362 of the Bankruptcy Court, will not violate or result in a default under any Contractual Obligation to which such Loan Party is a party, which violation or default, in the case of this clause (c), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) [Reserved].

(b) As of the date of such balance sheet and the date hereof, no Loan Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

(c) Since the Petition Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05 Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Material Real Estate Asset that is owned by any Loan Party.

(b) The Borrower and its Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes and Permitted Liens and (ii) where the failure to have such title, rights or interests would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower and its Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights (“IP Rights”) as such rights are used to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use any of such IP Rights would not, or where the infringement or misappropriation of any IP Rights of any third party would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except for the Chapter 11 Cases, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Subsidiaries is subject to or has received written notice of any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Claim against, or any Environmental Liability of, the Borrower or any of its Subsidiaries and (ii) neither the Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c) Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or Released, or arranged for the treatment, storage, transportation or disposal of, any Hazardous Materials on, at, under or from any currently or formerly operated real estate or facility, or any other location, in a manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws. Other than violations arising as a result of the commencement of the Chapter 11 Cases and except as otherwise excused by the Bankruptcy Court, each of Holdings, the Borrower and its Subsidiaries is in compliance with all laws applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the laws covered by Section 3.17.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of Holdings, the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings diligently conducted and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) Each Plan and each Foreign Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable law, except where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure. With respect to information relating to Holdings, the Borrower and its subsidiaries, all written information (other than the Projections, other forward-looking information, information of a general economic or industry-specific nature and all third party memos and reports) concerning Holdings, the Borrower and its subsidiaries that was made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

SECTION 3.12 [Reserved].

SECTION 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, as of the Closing Date, a correct and complete list of the name, the jurisdiction of organization and the type of entity of Holdings and each of its subsidiaries and, as to each subsidiary, the ownership interest therein held by Holdings or its other subsidiaries. All issued and outstanding Capital Stock of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders and other Permitted Liens, and such Capital Stock were issued in compliance with all applicable Laws. No shares of the Capital Stock of any Loan Party (other than Parent and Holdings), other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.13, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any Capital Stock of any such entity (other than Holdings).

SECTION 3.14 Security Interest in Collateral. Upon entry of the Interim Order, and subject to the DIP Orders, the DIP Orders are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid security interest (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Loan Parties in the Collateral described therein (with such priority as provided for in the DIP Orders), subject to the effcts of bankruptcy, examinership, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles, and principles of good faith and fair dealing (regardless of whether enforcment is sought in equity or at law).

SECTION 3.15 Labor Disputes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.

SECTION 3.16 Federal Reserve Regulations. None of Holdings, the Borrower or any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan have been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might result in a violation of Regulation T, U or X.

SECTION 3.17 OFAC; USA PATRIOT ACT; and FCPA.

(a) (i) None of Holdings, the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is a Sanctioned Person; and (ii) the Borrower and its Subsidiaries will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loan or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Sanctioned Person or any activities in any Sanctioned Country, except to the extent licensed or otherwise approved by the applicable Sanctions authority.

(b) To the extent applicable, each Loan Party is in compliance with (i) the USA PATRIOT Act, (ii) any Sanctions and (iii) Anti-Corruption Laws.

(c) The Borrower and its Subsidiaries will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loan in furtherance of any offers, payments, promises to pay, or authorizations of the payment or giving of money, or anything else of value, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper or due advantage in violation of Anti-Corruption Laws.

SECTION 3.18 Use of Proceeds. The Loan Parties will use the proceeds of the Loans only as provided in Section 5.11.

SECTION 3.19 Healthcare Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation, review or proceeding is pending, or to any Loan Party’s knowledge, threatened to, against or affecting any Loan Party by or before any Governmental Authority or other Person with respect to any (i) alleged violation by any Loan Party of any Healthcare Law; or (ii) alleged failure by any Loan Party to have any Healthcare Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, except in the case of clauses (i) and (ii), arising as a result of the commencement of the Chapter 11 Cases and except as otherwise stayed by Section 362 of the Bankruptcy Code;

(b) the Borrower and its Subsidiaries have: (i) obtained and currently have all Healthcare Permits necessary to conduct their operations in the ordinary course of business; and (ii) maintained in all material respects all records required to be maintained under Healthcare Laws;

(c) the Borrower and its Subsidiaries have obtained from or have timely filed with (i) the Medicare program, approval to receive the provider numbers which will permit Borrower and its applicable Subsidiaries to bill the Medicare program with respect to covered services rendered by them to patients insured under the Medicare program, if any, and (ii) the applicable Medicaid programs’ approval to receive the provider numbers which will permit Borrower and its applicable Subsidiaries to bill the Medicaid program with respect to covered services rendered by them to patients insured under the Medicaid programs, if any. To the knowledge of any Loan Party, the Borrower and its Subsidiaries are in material compliance with the conditions of participation in the Medicare, Medicaid and other federal or state healthcare programs to the extent necessary for their material operations in the ordinary course of business;

(d) there is no pending nor to the knowledge of any Loan Party, threatened, proceeding or investigation of Borrower or its Subsidiaries by any Governmental Authority with respect to the Medicare, Medicaid or any federal or state healthcare programs with respect to the operations of Borrower or its Subsidiaries. Without limiting or being limited by any other provision of any Loan Document, Borrower and its Subsidiaries have timely filed or caused to be filed all cost and other applicable reports, if any, of every kind required by applicable law, agreement or otherwise binding upon them, if any. To the knowledge of any Loan Party, there are no material claims, actions or appeals pending (and neither Borrower nor any of its Subsidiaries has filed any applicable claims or reports which could reasonably result in any such claims, actions or appeals) before any commission, board or agency or other Governmental Authority with respect to any applicable state or federal Medicare or Medicaid cost reports or claims filed by Borrower or any of its Subsidiaries, or any disallowance by any commission, board or agency or other Governmental Authority in connection with any audit of such applicable cost reports or claims. No material validation review or program integrity review related to Borrower or any of its Subsidiaries or the consummation of the transactions contemplated herein or to the Collateral has been conducted by any commission, board or agency or other Governmental Authority in connection with the Medicare, Medicaid or other federal or state healthcare programs, and to the knowledge of the Loan Parties, no such reviews are scheduled, pending or threatened against or affecting any of the providers, any of the Collateral or the consummation of the transactions contemplated hereby. Neither Borrower nor any of its Subsidiaries, nor, to the knowledge of any Loan Party, or its or their officers, directors, or managing employees are, or while this Agreement shall remain in effect shall be, excluded from participation in, or sanctioned or convicted of a crime under or with respect to the Medicare, Medicaid or any federal or state healthcare programs, nor to the best of the Loan Parties’ knowledge, is any such exclusion threatened. Neither Borrower nor any of its Subsidiaries has received any written notice from any of the Medicare, Medicaid or any state or federal healthcare programs, or any other third party payor programs, of any pending or threatened investigations, reviews or surveys of Borrower, its Subsidiaries, or its or their directors, officers or managing employees, and no Loan Party has actual knowledge that any such investigation, reviews or surveys are pending or threatened; and

(e) each of Borrower and its Subsidiaries has and shall maintain (i) all applicable Medicare, Medicaid and other federal or state healthcare program provider numbers necessary for the conduct of operations in the ordinary course of business, and (ii) arrangements with third party payors to the extent necessary to conduct operations in the ordinary course of business.

ARTICLE 4

CONDITIONS

SECTION 4.01 Closing Date. The effectiveness of this Agreement and the obligation of each Term Lender to make its Commitment and the Interim Term Loans on the Closing Date is subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each Loan Party party thereto a counterpart signed by such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such Loan Party has signed a counterpart) of this Agreement, the Guarantee Agreement and the Fee Letters, and (ii) from the Borrower, a Borrowing Request as required by Section 2.03 and each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date.

(b) RSA. The Loan Parties and the Required Lenders (as defined in each of the Prepetition Credit Agreements) shall have entered into the RSA. The RSA shall be in full force and effect as of the Closing Date and shall not have been amended or modified other than in accordance with its terms.

(c) Secretary’s Certificates and Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, each dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (1) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party certified by the relevant authority of its jurisdiction of organization (to the extent reasonably available in the applicable jurisdiction), (2) the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (3) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party (if applicable), together with all amendments thereto as of the Closing Date, and such by-laws or operating, management, partnership or similar agreement are in full force and effect as of the Closing Date and (4) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate as of a recent date for each Loan Party from the relevant authority of its jurisdiction of organization (to the extent applicable in such jurisdiction).

(d) Representations and Warranties. The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality or “Material Adverse Effect”), in each case, on and as of the Closing Date (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date (or in all respects, if qualified by materiality or “Material Adverse Effect”)).

(e) Initial DIP Budget. The Administrative Agent and the Lenders shall have received, and shall be reasonably satisfied with, a 13-week cash flow forecast commencing on February 4, 2024 (the “Initial DIP Budget”).

(f) Fees. Prior to or substantially concurrently with the funding of the Interim Term Loans on the Closing Date, the Lenders and the Administrative Agent shall have received all fees and reimbursement of all reasonable and documented out-of-pocket expenses (including the reasonable and documented fees and expenses of the Lender Advisors and other reasonable legal fees and expenses), in each case required to paid or reimbursed by the Borrower pursuant to the Fee Letter and for which invoices in reasonable detail have been presented at least three (3) Business Days prior to the Closing Date (or such later date to which the Borrower may agree and which amounts may be offset against the proceeds of the Credit Facilities).

(g) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and executed by a Responsible Officer of the Borrower, certifying as to the satisfaction of the conditions set forth in Sections 4.01(d).

(h) [Reserved].

(i) No Event of Defaults. At the time of and immediately after giving effect to the making of such Term Loan, no Event of Default has occurred and is continuing.

(j) USA PATRIOT Act and Beneficial Ownership Certification. The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent (on behalf of itself and the Lenders) and that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act. No later than three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and the Administrative Agent has so requested the Borrower in writing at least 10 days prior to the Closing Date, then the Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to the Borrower.

(k) Borrowing Request. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(l) Interim Order. An order of the Bankruptcy Court approving the DIP Facility on an interim basis (the “Interim Order”) shall have been entered by the Bankruptcy Court and shall be in form and substance reasonably acceptable to the Administrative Agent and the Lenders, including providing for the superpriority of the Administrative Agent’s and the Lenders’ claims, and shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders or the Administrative Agent (acting at the Direction of the Required Lenders).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders, as the case may be, unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Closing Date, specifying its objection thereto in reasonable detail.

SECTION 4.02 Final Funding Date. The obligation of each Lender to make the Final Term Loans on the Final Funding Date is subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):

(a) Borrowing Request. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) Representations and Warranties. The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality or “Material Adverse Effect”), in each case, on and as of the Final Funding Date (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date (or in all respects, if qualified by materiality or “Material Adverse Effect”)).

(c) No Event of Defaults. At the time of and immediately after giving effect to the making of such Term Loan, no Default or Event of Default has occurred and is continuing.

(d) Final Order. The Final Order Entry Date shall have occured and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders or the Administrative Agent (acting at the Direction of the Required Lenders).

(e) Escrow Agreement. The Administrative Agent (or its counsel) and the Fronting Lender shall have received a fully-executed copy of the Escrow Agreement which is in form and substance reasonably satisfactory to the Administrative Agent, the Required Lenders and the Borrower and satisfactory to the Fronting Lender in its sole discretion.

(f) Escrow Agent Fee Letter. The Escrow Agent shall have received a fully-executed copy of the Escrow Agent Fee Letter.

(g) No Adverse Motion. No motion, pleading or application seeking relief affecting the provision of the financing contemplated hereunder in a manner that is adverse to the Lenders, in their capacities as such, shall have been filed in the Bankruptcy Court by any Loan Party without the prior written consent of the Required Lenders.

(h) [Reserved].

(i) RSA. The RSA shall be in full force and effect and no material default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA, except as otherwise waived in accordance with the terms thereof.

(j) Budget. The Loan Parties shall be in compliance with the Approved DIP Budget (subject to Permitted Variances) and the proceeds of the Loans shall be used as set forth in the Approved DIP Budget (in each case, subject to the Permitted Variance).

(k) Milestones. The Borrower shall be in compliance in all respects with the Milestones.

SECTION 4.03 Each Withdrawal. Any Withdrawal after the Final Funding Date is subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):

(a) Representations and Warranties. The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality or “Material Adverse Effect”), in each case, on and as of the Withdrawal Date (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date (or in all respects, if qualified by materiality or “Material Adverse Effect”)).

(b) No Event of Default. At the time of and immediately after giving effect to the making of such Withdrawal, no Default or Event of Default has occurred and is continuing.

(c) Final Order. The Final Order Entry Date shall have occured and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders or the Administrative Agent (acting at the Direction of the Required Lenders).

(d) Escrow Agreement. The Escrow Agreement shall be in full force and effect.

(e) Withdrawal Notice. The Administrative Agent (for distribution to the Lenders and the Lender Advisors) shall have received an executed Withdrawal Notice, executed by the Borrower requesting the proposed Withdrawal thereunder by no later than the day and time required pursuant to the Escrow Agreement prior to the proposed Withdrawal Date.

(f) No Adverse Motion. No motion, pleading or application seeking relief affecting the provision of the financing contemplated hereunder in a manner that is adverse to the Lenders, in their capacities as such, shall have been filed in the Bankruptcy Court by any Loan Party without the prior written consent of the Required Lenders.

(g) [Reserved].

(h) RSA. The RSA shall be in full force and effect and no material default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA, except as otherwise waived in accordance with the terms thereof.

(i) Budget. The Loan Parties shall be in compliance with the Approved DIP Budget (subject to Permitted Variances) and the proceeds of the Loans shall be used as set forth in the Approved DIP Budget (in each case, subject to the Permitted Variance).

(j) Milestones. The Borrower shall be in compliance in all respects with the Milestones.

(k) Cash Amount. After giving pro forma effect to any Withdrawal and the use of the proceeds thereof, the Loan Parties will not have more than $40,000,000 of Cash and Cash Equivalents (including, for the avoidance of doubt, the Fee Reserve Account).

Upon receipt of the Withdrawal Notice and satisfaction of the conditions set forth in Section 4.03, the Administrative Agent shall promptly direct the Escrow Agent to disburse funds by 2:00 p.m. on the applicable Withdrawal Date; provided that, if the Required Lenders determine (which determination may be communicated via an email from each of the Lender Advisors) that the Borrower has failed to satisfy the conditions precedent set forth in this Section 4.03 for a Withdrawal Notice and so advise the Administrative Agent in writing (directly or through the Lender Advisors) prior to the Escrow Agent disbursing the Withdrawal, the Administrative Agent shall decline to authorize such Withdrawal and shall communicate the same to the Escrow Agent.

On any date on which the Loans shall have been accelerated, any amounts remaining in the Loan Proceeds Account (including interest (if any) which has accrued on the amount on deposit in the Loan Proceeds Account) may be applied by the Administrative Agent to reduce the Loans then outstanding, in accordance with Section 2.17 (other than with respect to amounts to fund the Fee Reserve Account and the Carve-Out). None of the Loan Parties shall have (and to the extent permitted by applicable law each Loan Party hereby affirmatively waives) any right to withdraw, claim or assert any property interest in any funds on deposit in the Loan Proceeds Account upon the occurrence and during the continuance of any Default or Event of Default (except to fund the Fee Reserve Account and the Carve-Out). It is understood and agreed that the Administrative Agent may not deliver a “Termination Notice” (as defined and under the Escrow Agreement) unless and until an Event of Default has occurred and is continuing or otherwise.

The acceptance by the Borrower of the Loans or proceeds of a Withdrawal shall conclusively be deemed to constitute a representation by the Borrower that each of the conditions precedent set forth in Sections 4.01, 4.02 and 4.03, as applicable, shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by the applicable relevant Person; provided, however, that the making of any such Loan or Withdrawal (regardless of whether the lack of satisfaction was known or unknown at the time), shall not be deemed a modification or waiver by the Agents, any Lender or any other Secured Party of the provisions of this Article 4 on such occasion or on any future occasion or operate as a waiver of (i) the right of the Administrative Agent and the Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or issuance, (ii) any Default or Event of Default due to such failure of conditions or otherwise or (iii) any rights of any Agent or any Lender as a result of any such failure of the Loan Parties to comply.

For the avoidance of doubt, no amounts in the Loan Proceeds Account (including the interest (if any) which has accrued on the amount on deposit in the Loan Proceeds Account) may be withdrawn by the Loan Parties other than pursuant to and in compliance with this Section 4.03.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the Termination Date, Holdings (solely with respect to Sections 5.02, 5.03, 5.08, 5.14 and 5.17) and the Borrower hereby covenant and agree with the Lenders that:

SECTION 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f)(iii)(A)(y), to each Lender:

(a) Quarterly Financial Statements. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2024), the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and, commencing with the first such corresponding period that commenced after the Closing Date, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Responsible Officer Certification with respect thereto and a Narrative Report with respect to such Fiscal Quarter.

(b) Annual Financial Statements. Within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending on December 31, 2023), the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year and setting forth in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of an independent registered public accounting firm or recognized national standing and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position or the Borrower and its Consoldiated Subsidiaries as at the dates indicated and its results of operations and cash flows for the periods indicaited in accorance with GAAP and a Responsible Officer Certification with respect thereto and a Narrative Report with respect to such Fiscal Year;

(c) Budget and Variance Reporting.

(i) On February 12, 2024 and on each subsequent Monday thereafter the Borrower will deliver to the Administrative Agent and the Lender Advisors a statement with the Debtors’ Liquidity as of the close of the previous Business Day;

(ii) On March 7, 2024 and on the Thursday of each fourth week thereafter (or more frequently if determined by the Debtors), the Debtors will deliver to the Administrative Agent and the Lender Advisors an updated budget for the subsequent 13-week period (a “Subsequent DIP Budget”), which shall be in substantially the same form as the Initial DIP Budget. Any Subsequent DIP Budget shall be deemed to constitute the “Approved DIP Budget” solely upon approval by the Required Lenders (which must be in writing, email being sufficient) in their sole discretion; provided, that the Required Lenders shall be deemed to have approved any Subsequent DIP Budget unless the Required Lenders (or the Administrative Agent acting at the Direction of the Required Lenders) have objected to such Subsequent DIP Budget within five

(5) Business Days after delivery of the same. In the event the conditions for the most recently delivered Subsequent DIP Budget to constitute an “Approved DIP Budget” are not met as set forth herein, the prior Approved DIP Budget shall remain in full force and effect and the Debtors shall be required to work in good faith with the Required Lenders to modify such Subsequent DIP Budget until the Required Lenders approve such Subsequent DIP Budget as an “Approved DIP Budget”;

(iii) On February 22, 2024 and on the Thursday of each second week thereafter (each such date, a “Testing Date”), the Debtors shall deliver to the Administrative Agent and the Lender Advisors a budget variance report/reconciliation in form reasonably satisfactory to the Required Lenders (the “Approved DIP Budget Variance Report”), setting forth in detail:

(A) the Debtors’ operating disbursements (the “Actual Disbursements”) on a line-by-line and aggregate basis for the two-week period ending on the Sunday preceding the applicable Testing Date (the “Disbursements Testing Period”);

(B) the Debtors’ total receipts (collectively, the “Actual Receipts”), on a line-by-line and aggregate basis for the four-week period ending on the Sunday preceding the applicable Testing Date (the “Receipts Testing Period”, and together with the Disbursements Testing Period, each a “Testing Period”);

(C) a comparison (whether positive or negative, in dollars and expressed as a percentage) of (1) the Actual Receipts (and each line item thereof) for the Receipts Testing Period to the amount of Debtors’ projected cash receipts (and each line item thereof) and (2) the Actual Disbursements (and each line item thereof) for the Disbursements Testing Period to the amount of Debtors’ projected disbursements (and each line item thereof), in each case, as set forth in the Approved DIP Budget for the applicable Testing Period; and

(D) as to each variance contained in the Approved DIP Budget Variance Report, an indication as to whether such variance is temporary or permanent and an analysis and explanation in reasonable detail for any variance;

(iv) The Debtors shall not permit on any Testing Date:

(A) the Debtors’ Actual Disbursements (excluding professional fees and debt service) during the Disbursement Testing Period (in the aggregate) to be more than 115% of the projected disbursements (excluding professional fees and debt service) for such period (in the aggregate as reflected in the “Total Operating Disbursements” line in the Approved DIP Budget) as set forth in the Approved DIP Budget; provided, that to the extent there is any unused variance capacity in any Disbursement Testing Period such amounts shall be permitted to roll-forward and be applied to offset Debtor’s Actual Disbursements during the immediately following Disbursements Testing Period; and

(B) the Debtors’ Actual Receipts during the Receipts Testing Period (in the aggregate) to be less than 85% of the projected receipts (in the aggregate as reflect in the “Total Receipts” line in the Approved DIP Budget) for such period as set forth in the Approved DIP Budgets (the variances permitted by clauses (A) and (B), the “Permitted Variances”);

(v) Concurrent with the delivery of any Subsequent DIP Budget, the Borrowers shall provide a forecast, by professional, of expected professional fee accruals corresponding to the same Testing Period as such Subsequent DIP Budget (the “Professional Fee Forecast”). The Professional Fee Forecast shall also contain the accruals (and cash disbursements) to each professional for the preceding four week period prior to the forecast; provided that if the preceding week is not available, then the accruals (and cash disbursements) should be for the last four-week that accruals (and cash disbursements) are available. For the avoidance of doubt, the Professional Fee Forecast shall be inclusive of each professional that would be included in the “Professional Fees” line of any Approved DIP Budget.

(d) Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each calendar month, an unaudited financial summary of the financial performance, and unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(e) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a written notice thereof describing the nature and period of existence of such condition, event or change and, in the case of clause (i), what action the Borrower has taken, is taking or proposes to take with respect thereto;

(f) Notice of Litigation. Promptly, but in no event later than two Business Days, upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution, or threat in writing, of any action, suit or proceeding (including, for the avoidance of doubt, any Environmental Claim) by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any such action, suit or proceeding that, in the case of either of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof describing the nature thereof;

(g) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect, a written notice describing the nature thereof;

(h) Notice of Claims. Promptly, but in no event later than two Business Days, notify the Lender Advisors if a Responsible Officer of the Borrower becomes aware that any party is asserting, or may in the future assert, that it holds a Claim (as defined in the RSA) against any Loan Party that is not subject to discharge pursuant to Bankruptcy Code section 1141(d)(6), and provide the Lender Advisors with all known and relevant facts in connection therewith.

(i) Information Regarding Collateral. Prompt (and, in any event, within 60 days after the relevant change or such longer period as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably agree to) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case, to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j) [Reserved].

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the applicable Parent Company to its security holders acting in such capacity (other than on Form S-8 or a similar form) and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority with jurisdiction over matters relating to securities;

(l) Other Information. Such other information (financial or otherwise) as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request in writing from time to time regarding the financial condition or business of Holdings, the Borrower and its Subsidiaries, including regarding, to the Borrower’s knowledge, any change to the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein; provided that none of Holdings, the Borrower or any Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(l)); provided, further, that in the event that Holdings, the Borrower or any Subsidiary does not provide any such information in reliance on this clause, Holdings and the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, such information; and

(m) Healthcare Law Notice Events. Promptly upon any Responsible Officer of any Loan Party obtaining actual knowledge of any complaint, order, citation, notice, request for information or other written communication from a Governmental Authority or any other Person delivered to any Loan Party with respect to, or if any officer of any Loan Party becomes aware of (i) any violation or alleged violation by a Loan Party of any applicable Healthcare Law, (ii) any pending or threatened proceeding for the termination, suspension or non-renewal of any Healthcare Permit required for operation of the Loan Parties’ business, (iii) any facts, circumstances or conditions that would reasonably be expected to result in imposition of a Lien pursuant to any Healthcare Law against or affecting any Loan Party, (iv) any pending, threatened or actual investigation or non-routine survey of Borrower or any of its Subsidiaries, or its or their officers, directors, or managing employees by any of Medicare, Medicaid, any federal or state healthcare programs or other third party payor programs, in each case of the foregoing clauses (i) – (iv) that would reasonably be expected to result in a Material Adverse Effect, a certificate of a Responsible Officer describing with reasonable specificity the communication, violation, event, condition, proceeding, facts, circumstances or conditions, including the anticipated duration of any condition, proceeding or other action reported and, the action the applicable Loan Party has taken, is taking or proposes to take with respect thereto.

Any financial statement or other document, reports, proxy statements or other materials (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 5.01 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of the Borrower’s or Holdings’ (or any other Parent Company’s) Form 8-K, 10-K or 10-Q, as applicable, with the SEC. All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower posts such documents, or provide a link thereto, on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent); provided that (A) the Borrower shall, at the written request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) to the extent that the Borrower does not deliver copies of such documents to the Administrative Agent, the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy or any automatic electronic transmission)) the Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower or any Narrative Report by furnishing (a) the applicable financial statements or Narrative Report of Holdings (or any other Parent Company any Parent Company) or (b) Holdings (or any other Parent Company’s) Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such clauses (and the public filing of such report with the SEC shall, subject to clause (B) of the immediately preceding paragraph, constitute delivery under this Section 5.01); provided, that, with respect to each of clauses (a) and (b), to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information (which consolidating information need not be audited and may be in footnote form) that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as presenting fairly, in all material respects, such differences.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on any Platform and (b) certain of the Lenders may be Public Side Lenders. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials as may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking any Borrower Materials “PUBLIC” and providing authorization in writing to the Administrative Agent, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Side Information (although it may be sensitive and proprietary); (iii) all Borrower Materials marked “PUBLIC” and authorized to pursuant to clause (ii) above are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (A) any Loan Documents and (B) any financial statements delivered pursuant to Section 5.01 or Section 4.01(e) will be deemed to be Public Side Information and may be made available to Public Lenders, unless the Borrower advises the Administrative Agent in writing that any such document is Private Side Information.

SECTION 5.02 Existence. Except as otherwise permitted under Section 6.06 or 6.13, Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03 Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves or other appropriate provisions, to the extent required under GAAP, have been made therefor or (b) failure to pay such Tax would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty, condemnation, taking or similar event excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case, except as expressly permitted by this Agreement or where the failure so to maintain such properties or make such repairs, renewals or replacements would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Insurance. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses (as reasonably determined by the Borrower), in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (as reasonably determined by the Borrower), including flood insurance in compliance with applicable laws. The Borrower will furnish to the Administrative Agent, upon reasonable written request of the Administrative Agent and, with respect to matters set forth on Schedule 5.15, an insurance certificate with respect to each policy of insurance maintained by or on behalf of the Loan Parties, which insurance certificate shall indicate that, in the case of each general liability insurance policy, the Administrative Agent, on behalf of the Secured Parties, has been named as an additional insured thereunder and, in the case of each casualty insurance policy (excluding any business interruption insurance policy, worker’s compensation policy or employee liability policy), the Administrative Agent, on behalf of the Secured Parties, has been named as a lender loss payee thereunder.

SECTION 5.06 Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent registered public accounting firm (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent, on behalf of the Lenders, and not any Lender, may exercise the rights of the Administrative Agent under this Section 5.06 and (b) the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided that the limitation in this clause (b) shall not apply at any time an Event of Default has occurred and is continuing (it being understood that, in respect of any such exercise of rights by the Administrative Agent, the Borrower shall reimburse the Administrative Agent for costs and expenses incurred in connection therewith in accordance with Section 9.03); provided, further, that notwithstanding anything to the contrary herein, none of Holdings, the Borrower or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower and any of its subsidiaries and/or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent (or any Person acting on its behalf in connection with the foregoing) or any Lender is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06); provided, further, that in the event that Holdings, the Borrower or any Subsidiary does not disclose, permit the inspection or examination or the making of copies of, or discuss, any document, information or other matter in reliance on this clause, Holdings and the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, such information.

SECTION 5.07 Maintenance of Book and Records. The Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries that are complete, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

SECTION 5.08 Compliance with Laws. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, comply with, (a) all applicable Sanctions and Anti-Corruption Laws and the USA PATRIOT Act and (b) all other applicable laws (including ERISA and all Environmental Laws), except, in the case of this clause (b), to the extent the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Environmental.

(a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent, as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, (i) written notice describing the nature of any Release required to be reported by the Borrower or any of its Subsidiaries to any federal, state, provincial, territorial or local governmental or regulatory agency if such Release would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (ii) such other documents and information as from time to time may be reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders) in relation to any matters disclosed pursuant to this Section 5.09(a), it being agreed that the obligation to provide any documents or information pursuant to this clause (ii) shall be subject to the proviso set forth in Section 5.01(l).

(b) Hazardous Material Activities, Etc. The Borrower will, and will cause each of its Subsidiaries to, promptly take any and all actions necessary to address, to the extent required by Environmental Law, any Release or threatened Release of Hazardous Materials at or from any Facility or other location, in each case, that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything to the contrary in the foregoing sentence, neither the Borrower nor any of the Subsidiaries will have any obligation to take any action otherwise required in this clause (b) with respect to any Release or threatened Release at any real property other than a Facility to the extent that (i) its obligation to do so is being contested in good faith and by appropriate proceedings, (ii) appropriate reserves are being maintained by the Borrower or the Subsidiaries and (iii) there is no imminent and substantial risk of endangerment to human health or the environment.

SECTION 5.10 [Reserved].

SECTION 5.11 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Term Loans for working capital and general corporate purposes of the Borrower and the other Debtors in accordance with the Approved DIP Budget (subject to Permitted Variances), including to (i) pay amounts due under this Agreement or in connection herewith, (ii) pay the fees, costs and expenses of the Administrative Agent and the Lender Advisors, (iii) pay fees and expenses of professionals associated with the Chapter 11 Cases, and (iv) fund the Fee Reserve Account and the Carve-Out.

(b) The Borrower shall not use the proceeds of the Loans in violation of the representations and warranties set forth in Sections 3.17(a)(ii) and 3.17(c).

SECTION 5.12 [Reserved].

SECTION 5.13 Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to obtain within 45 days of the Petition Date and, thereafter, maintain a rating of the DIP Facility, in each case, from each of S&P and Moody’s; provided, that in no event shall the Borrower be required to maintain any specific rating with any such agency.

SECTION 5.14 Further Assurances. Promptly upon request of the Administrative Agent (acting at the Direction of the Required Lenders) and subject to the terms and provisions of the DIP Orders and the Loan Documents:

(a) Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments, and take all such further actions (including the filing and recordation of financing statements, fixture filings, mortgages and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the DIP Orders, all at the expense of the relevant Loan Parties.

(b) Holdings and the Borrower will, and will cause each other Loan Party to, correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral.

(c) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date and if such Subsidiary becomes a Debtor under the Chapter 11 Cases, within 5 Business Days after the date such Subsidiary becomes a Debtor under the Chapter 11 Cases (or such longer period as the Administrative Agent may agree (acting at the Direction of the Required Lenders), notify the Administartive Agent thereof and, cause such Subsidiary to become a Subsidiary Guarantor and to grant Liens to secure the Obligations hereunder pursuant to documentation reasonably satisfactory to the Required Lenders.

SECTION 5.15 Milestones. The Borrower shall ensure the satisfaction of the following milestones (collectively, the “Milestones” and each a “Milestone”) by the times and dates set forth below (as any such date or time may be extended with the consent of the Administrative Agent (acting at the Direction of the Required Lenders)):

(a) entry by the Bankruptcy Court of the Interim Order within 3 days following the Petition Date;

(b) entry by the Bankruptcy Court of the Final Order within 35 days following the Petition Date;

(c) entry by the Bankruptcy Court of an order approving the Disclosure Statement by the date that is no later than 90 days following the Petition Date;

(d) commence the Confirmation Hearing no later than 125 days following the Petition Date; and

(e) the effective date of an Acceptable Plan (such date, the “Plan Consummation Date”) no later than 140 days following the Petition Date (which date shall be automatically extended by 45 days in the event an Acceptable Plan has not gone effective solely due to any healthcare-related regulatory approvals, antitrust approval or foreign investment regulatory approval; provided that such date shall be no earlier than as agreed in the Restructuring Support Agreement (as such date may be extended thereunder).

SECTION 5.16 Weekly Lender Advisor Calls. Commencing February 16, 2024 and on the Friday of each week thereafter through the Maturity Date, the Borrower shall hold a meeting (at a mutually agreeable location and time or telephonically) (a) with the Lender Advisors, provided, that the Lender Advisors shall (i) communicate the participants to the Borrower in advance of such call or meeting and (ii) provide an agenda in advance of such call or meeting regarding the financial results, operations, compliance of the Loan Parties and developments in the Chapter 11 Cases, and Liquidity; and (b) with management of the Borrower and the Lender Advisors, which meeting, at the discretion of the Lender Advisors, may include Lenders subject to such Lenders having executed customary confidentialy agreements (which exercise of discretion may be communicated via an email from any of the Lender Advisors), provided, that the Lender Advisors shall (i) communicate the participants to the Borrower in advance of such call or meeting and (ii) provide an agenda in advance of such call or meeting regarding sale process updates.

SECTION 5.17 Healthcare Compliance. Each Loan Party shall (i) comply in all material respects with applicable Healthcare Laws, the terms of any Healthcare Permits and any order or directive of any Governmental Authority with jurisdiction pursuant to Healthcare Laws; (ii) obtain and maintain in full force and effect all Healthcare Permits, except to the extent that failure to so comply would not have a Material Adverse Effect; and (iii) remain qualified for participation in and maintain provider numbers for the Medicare, Medicare and other federal or state healthcare programs, in each case under this Section 5.17 except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.18 Debtor-in-Possession Obligations. Each Loan Party shall (i) comply in all material respects in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the DIP Order, and any other order of the Bankruptcy Court. Give, on a timely basis as specified in the applicable DIP Order, all notices required to be given to all parties specified in such DIP Order.

SECTION 5.19 [Reserved].

SECTION 5.20 Sale Process. The Borrower shall ensure the satisfaction of the following covenants, which may be amended or modified with the consent of the Administrative Agent (acting at the Direction of the Required Lenders):

(a) The Borrower shall, and shall cause the Debtors to, conduct a marketing process with a scope acceptable to the Required Lenders and the Requisite Consenting Creditors (as defined in the RSA) for a WholeCo Sale Transaction, and shall continue to pursue Discrete Asset Sales (as defined in the RSA).

(b) The Borrower shall, and shall cause the Debtors to establish the Initial IOI Deadline as the deadline for initial IOIs for a WholeCo Sale Transaction to be received by the Debtors.

(c) To the extent permissible, the Debtors shall, within thirty-six (36) hours of receipt of IOIs, deliver to the Lender Advisors, any and all IOIs received on a “professional eyes only” basis. To the extent a Lender or Consenting Creditor requests receipt of any IOI actually received, the Debtors shall take all steps reasonably necessary to promptly negotiate and enter into a confidentiality agreement with the applicable Lender or Consenting Creditor in respect of same, which confidentiality agreement shall not be subject to a cleansing mechanism.

(d) The Debtors shall reasonably agree as promptly as possible, but in no event more than five (5) Business Days after the date of the WholeCo Sale Transaction Election (as defined in the RSA), on the form and timing of reasonable milestones (the “Sale Milestones”) that shall govern the pursuit of a WholeCo Sale Transaction (the “Sale Process”), which shall be pursued by the Debtors.

(e) The Debtors, with the consent of the Required Lenders and Requisite Consenting Creditors, shall pursue the WholeCo Sale Transaction and not the Stand-Alone Restructuring, if the Debtors receive a binding bid that the Debtors, the Required Lenders, and the Requisite Consenting Creditors, mutually agree (each in their reasonable discretion) represents a binding and superior transaction to the Stand-Alone Restructuring.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Parent and Holdings (solely with respect to Section 6.13) and the Borrower covenant and agree with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness of the Borrower to Parent, Holdings and/or any Subsidiary and/or of any Subsidiary to Parent, Holdings, the Borrower and/or any other Subsidiary; provided that (i) in the case of any Indebtedness of any Subsidiary that is not a Loan Party owing to the Borrower or any Subsidiary that is a Loan Party, such Indebtedness shall be permitted as an Investment under Section 6.05 and (ii) any Indebtedness of the Borrower or any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders);

(c) [reserved];

(d) Indebtedness of the Borrower and/or any Subsidiary (i) arising from any indemnification, adjustment of purchase price or similar obligations (including earn-out, holdback and similar deferred purchase price obligations) incurred in connection with any Disposition permitted hereunder or consummated prior to the Closing Date, any acquisition or similar Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(e) Indebtedness of the Borrower and/or any Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(f) Indebtedness of the Borrower and/or any Subsidiary (i) in respect of any Banking Services and/or otherwise in connection with Cash management and deposit accounts and (ii) in respect of incentive, supplier finance or similar programs; provided that Indebtedness incurred pursuant to clauses (i) and (ii) are incurred in the ordinary course of business and consistent with past practice;

(g) (i) Guarantees by the Borrower and/or any Subsidiary of the obligations of suppliers, customers, licensees or sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Borrower and/or any Subsidiary of Indebtedness or other obligations of the Borrower, any Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided, that in the case of any Guarantee by the Borrower or any Subsidiary that is a Loan Party of the obligations of any non-Loan Party the related Investment is permitted under Section 6.05;

(i) Indebtedness of the Borrower and/or any Subsidiary existing, or pursuant to commitments existing, on the Closing Date, except in the case of Indebtedness having an aggregate principal amount not in excess of $1,000,000 and described on Schedule 6.01;

(j) [reserved];

(k) Indebtedness of the Borrower and/or any Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Borrower and/or any Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Borrower and/or any Subsidiary (i) with respect to Capital Leases in an aggregate outstanding principal amount not to exceed, together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (ii) below, the amount outstanding on the Closing Date plus the amount included in the Approved DIP Budget (subject to Permitted Variances) and (ii) incurred to finance the acquisition, construction, improvement, repair or replacement of any assets in an aggregate outstanding principal amount not to exceed, together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (i) above, the amount outstanding on the Closing Date plus the amount included in the Approved DIP Budget (subject to Permitted Variances), in each case, incurred within 270 days after the applicable acquisition, completion of construction, improvement, repair or replacement of the relevant assets;

(n) [reserved];

(o) [reserved];

(p) [reserved];

(q) [reserved];

(r) [reserved];

(s) Indebtedness of the Borrower and/or any Subsidiary under any Derivative Transaction not entered into for speculative purposes in the ordinary course of business and consistent with past practice;

(t) Indebtedness of the Borrower and/or any Subsidiary representing deferred compensation to any Employee Related Person of any Parent Company, the Borrower and/or any Subsidiary in the ordinary course of business;

(u) Indebtedness of the Borrower and/or any Subsidiary in an aggregate outstanding principal amount not to exceed $1,000,000;

(v) [reserved];

(w) [reserved];

(x) [reserved];

(y) Indebtedness under the Diameter Credit Agreement in an aggregate principal amount not to exceed the amount outstanding on the Closing Date;

(z) Indebtedness of the Borrower and/or any Subsidiary (i) in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(aa) [reserved];

(bb) [reserved];

(cc) employee benefit plan obligations and liabilities incurred by the Borrower and/or any Subsidiary in the ordinary course of business;

(dd) customer deposits and advance payments received in the ordinary course of business from customers for goods and services in the ordinary course of business; and

(ee) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Borrower and/or any Subsidiary.

SECTION 6.02 Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, except:

(a) Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b) Liens for Taxes which are (i) for amounts not due or (ii) being contested in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, construction contractors, workmen and materialmen, and other Liens imposed by applicable law, in each case, incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions, to the extent required under GAAP, have been made for such contested amounts or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of- money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its subsidiaries, (y) leases or licenses of property otherwise permitted by this Agreement, or (z) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing and (iv) to secure obligations in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, and other similar minor defects or irregularities in title, and leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other similar agreements, whether or not of record and whether now in existence or hereafter entered into, affecting any of the Real Estate Assets, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Subsidiaries, taken as a whole, or the use of the affected Real Estate Asset for its intended purpose;

(f) Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sub licensor under any lease, license or similar arrangement permitted hereunder, (ii) any landlord lien permitted by the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower and/or any of its Subsidiaries are located;

(g) [reserved];

(h) precautionary or purported Liens evidenced by the filing of UCC (or similar) financing statements relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business or (ii) any sale of accounts receivable for which a UCC financing statement or similar financing statement under applicable law is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, taking or similar event proceedings;

(k) [reserved];

(l) Liens existing on the Closing Date and, except in the case of Liens securing Indebtedness having an aggregate principal amount not in excess of $1,000,000 described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided, that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) [reserved];

(n) Liens securing Capital Leases and other Indebtedness permitted pursuant to Section 6.01(m); provided, that any such Lien shall encumber only the asset subject to such Capital Leases or acquired, constructed, improved, repaired or replaced with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates);

(o) [reserved];

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (C) purchase orders and other agreements entered into in the ordinary course of business, (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (E) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the ordinary course of business, (v) Liens (including rights of set off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction, and on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(q) [reserved];

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Subsidiaries;

(s) [reserved];

(t) Liens securing Indebtedness permitted pursuant to Section 6.01(y); provided, that any Lien that is granted in reliance on this clause (t) shall be limited to the Prepetition Collateral;

(u) Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $1,000,000;

(v) (i) Liens securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.05 arising out of such repurchase transaction; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g) and (z);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law under any jurisdiction);

(aa) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Subsidiary that is not a Loan Party, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing obligations of the type described in Sections 6.01(f) and/or 6.01(s);

(ee) [reserved];

(ff) Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; provided, that such defeasance, discharge or redemption is permitted hereunder;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) Liens disclosed in any mortgage policy with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided, that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and proceeds and products thereof, additions thereto and improvements thereon);

(ii) Liens arising out of receipt of customer deposits or advance payments from customers, or deposits required by suppliers, in each case in the ordinary course of business;

(jj) maritime liens on inventory or proceeds of inventory in transit;

(kk) [reserved];

(ll) Liens arising out of distribution, vendor or similar arrangements with respect to pharmaceutical products entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(mm) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any requirement of applicable law; and

(nn) Liens on cash that is pledged as cash collateral to secure letters of credit, banker’s acceptances, bank guarantees or similar instruments permitted by Section 6.01 in an amount at any time not to exceed 105% of the maximum amount available to be drawn thereunder; provided that such Liens are in the ordinary course of business and consistent with past practice.

SECTION 6.03 Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to enable any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar costs and expenses and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business), in each case, to the extent attributable to the owenership or operations of any Parent Company, the Borrower and/or its Restricted Subsidiaries;

(B) [reserved];

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(D) to pay insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(ii) [reserved];

(iii) [reserved];

(iv) the Borrower may make Restricted Payments to Holdings in an aggregate amount not to exceed the Tax Distribution Amount;

(v) [reserved];

(vi) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vii) [reserved];

(viii) the Borrower or any Subsidiary may make additional Restricted Payments to the extent that such Restricted Payments are made with net proceeds received by the Borrower after the Closing Date from the issuance or sale of Qualified Capital Stock of the Borrower, Holdings or any other Parent Company or proceeds of an equity contribution that are not otherwise applied, initially made to the Borrower and have been contributed to the common equity of the Borrower ;

(ix) [reserved]; and

(x) to the extent constituting a Restricted Payment, the Borrower may consummate the Transactions and any other transaction permitted by Section 6.05 (other than Sections 6.05(j) and 6.05(t)), Section 6.06 (other than Section 6.06(g)) and Section 6.08 (other than Section 6.08(d)).

(b) The Borrower shall not, nor shall it permit any Subsidiary to, make any payment on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”).

Notwithstanding anything to the contrary set forth in this Section 6.03, no Loan Party shall make any Restricted Payment to any Subsidiary (other than another Loan Party) in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business. For the avoidance of doubt, no payments shall be permitted pursuant to Section 6.03 unless permitted by the Approved Budget (subject to Permitted Variances).

SECTION 6.04 Burdensome Agreements. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Subsidiary that is a Loan Party, (y) any Subsidiary that is not a Loan Party to make cash loans or advances to, or transfer any assets to, the Borrower or any Subsidiary that is a Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, except restrictions:

(a) set forth in (i) this Agreement or any other Loan Document, (ii) any agreement evidencing or governing (A) solely with respect to restrictions of the kind described in clause (z) above any Indebtedness of any Subsidiary that is not a Loan Party permitted by Section 6.01, (B) any Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Persons obligated in respect of such Indebtedness and their Subsidiaries or the assets intended to secure such Indebtedness and (C) Indebtedness permitted pursuant to clauses (i), (m), (u), and/or (y) of Section 6.01;

(b) arising under customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers of rights arising thereunder (including the granting of any Lien on such rights) contained in leases, subleases, licenses, sublicenses and other agreements;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, or any option or right with respect to any assets not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement entered into in connection with any Disposition permitted by Section 6.06, provided that such restrictions apply only to the assets or the subsidiaries that are the subject of such Disposition pending the completion of such Disposition;

(f) that prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) in the case of any Person that is not a Wholly-Owned Subsidiary, set forth in the Organizational Documents thereof or in any joint venture, shareholders’ or similar agreements;

(h) arising in respect of Cash and other deposits with any Person or under net worth or similar provisions set forth in any agreement;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) set forth in any agreement evidencing or governing any Indebtedness permitted under Section 6.01 if (i) the relevant restrictions, when taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, when taken as a whole (as reasonably determined by the Borrower) or (ii) the relevant restrictions reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower) and the Borrower shall have determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Borrower and the other Loan Parties to meet their obligations under this Agreement;

(k) arising under applicable law or under any license, sublicense, authorization, concession or permit, including restrictions in respect of IP Rights contained in licenses or sublicenses of, or other grants of rights to use or exploit, such IP Rights;

(l) arising in any Hedge Agreement and/or any agreement relating to any Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Subsidiary to Dispose or subject to Liens the assets subject to such Permitted Lien; and/or

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, instrument or obligation referred to in clauses (a) through (n) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.05 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash Equivalents or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrower or any subsidiary, except in the case of Investments having an aggregate principal amount not in excess of $1,000,000 and described on Schedule 6.05, (ii) Investments made after the Closing Date in the Borrower and/or any Subsidiaries that are Loan Parties, (iii) [reserved] and (iv) Investments made by any Subsidiary that is not a Loan Party in the Borrower and/or any other Subsidiary;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary;

(d) Investments made in joint ventures or non-controlling interest and/or minority interest of any third party as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties or non-controlling interest and/or minority interest of any third party set forth in joint venture agreements, non-controlling interest and/or minority interest of any third party and similar binding arrangements entered into in the ordinary course of business;

(e) [reserved];

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.05 and (ii) consisting of any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(g) [reserved];

(h) [reserved];

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.03 (other than Section 6.03(a)(ix)), Restricted Debt Payments permitted by Section 6.03 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.06 (other than Section 6.06(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.06(b) (if made in reliance on clause (ii) therein), Section 6.06(c)(ii) (if made in reliance on clause (B) therein) and Section 6.06(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, suppliers, licensors, sublicensors, licensees or sublicensees;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures or of payroll payments or other compensation, in each case, to any Employee Related Person of any Parent Company (to the extent such amounts relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries)), the Borrower, any Affiliated Practice Group and/or any Subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments held by any Person that becomes a Subsidiary (or that is merged, consolidated or amalgamated with or into the Borrower or any Subsidiary) after the Closing Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, consolidation or amalgamation) and were in existence on the date such Person became a Subsidiary (the date of such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(p) [reserved];

(q) Investments by the Borrower and/or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed $1,000,000;

(r) [reserved];

(s) (i) Guarantees of leases or subleases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, distributors and licensees of the Borrower and/or its Subsidiaries, in each case, in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.03(a); provided, that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.03(a);

(u) [reserved];

(v) Investments as part of a Permitted Reorganization; provided that (i) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing and (ii) neither the Loan Guaranties, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w) Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Investments by the Borrower and/or any Subsidiary that result solely from the receipt by the Borrower or such Subsidiary of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof), in each case without any consideration therefor being paid by the Borrower or any Subsidiary;

(y) [reserved];

(z) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of the Borrower or any Parent Company or proceeds of an equity contribution that are not otherwise applied, initially made to the Borrower and have been contributed to the common equity capital of the Borrower;

(aa) Investments in Holdings, the Borrower, any Subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) [reserved];

(cc) [reserved];

(dd) Investments consisting of the licensing, sublicensing or contribution of any IP Rights pursuant to joint marketing or joint development arrangements with other Persons in the ordinary course of business; and

(ee) Investments by a Loan Party (other than Holdings) that is a party to an Management Services Agreement consisting of (i) Cash loans and advances to the applicable Affiliated Practice Group receiving services under such Management Services Agreement to cover fees and expenses payable by such Affiliated Practice Group to third-party vendors, expense reimbursement to the applicable Loan Party, for working capital purposes and to pay costs and expenses incurred by such Affiliated Practice Group in the expansion of its operations, including without limitation, for the payment of hiring bonuses and other employee compensation, in each case if the actual expenses of such Affiliated Practice Group exceed actual revenues and consistent with the terms contemplated by the applicable Management Services Agreement; provided that the aggregate amount of all such loans and advances made on account of this clause (ee)(i) at any time outstanding shall be consistent with past practices and shall not exceed $5,000,000, (ii) [reserved] and (iii) acquisitions, pursuant to any Stock Option Arrangement or other stock restriction agreement of Capital Stock of the applicable Affiliated Practice Group to the extent the same does not violate any applicable law.

Notwithstanding anything to the contrary set forth in this Section 6.05, no Loan Party shall make any Investment in any Subsidiary (other than another Loan Party) if the consideration paid by such Loan Party to such Subsidiary (other than a Loan Party) in respect of such Investment constitutes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

SECTION 6.06 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or make any Disposition of any assets, except:

(a) any Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Subsidiary; provided, that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (v) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent (acting at the Direction of the Required Lenders) with respect to such Successor Borrower (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent (acting at the Direction of the Required Lenders)), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume all obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and (z) except as the Administrative Agent (acting at the Direction of the Required Lenders) may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Guarantee Agreement and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (v) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation by, or with or into, any Subsidiary Guarantor, either (x) the continuing or surviving Person shall be a Subsidiary Guarantor or the continuing or surviving Person shall expressly assume the obligations of such Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.05 (other than in reliance on clause (j) thereof);

(b) Dispositions (including of Capital Stock) among the Borrower and/or any Subsidiary (upon voluntary liquidation or otherwise); provided, that any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by the Borrower) with at least 75.0% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.05 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.05 (other than in reliance on clause (j) thereof); (ii) any merger, consolidation, amalgamation, dissolution or liquidation the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.06 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.05(j); and (iii) the conversion of the Borrower or any Subsidiary into another form of entity so long as, in the case of any Loan Party, such conversion does not materially impair the Loan Guaranties, taken as a whole, or the security interest of the Administrative Agent in the Collateral, taken as a whole;

(d) (i) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (i) no longer useful in its business (or in the business of any Subsidiary of the Borrower) or (ii) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute or effect (i) Investments permitted pursuant to Section 6.05 (other than Section 6.05(j)), (ii) Permitted Liens, and (iii) Restricted Payments permitted by Section 6.03(a) (other than Section 6.03(a)(ix));

(h) Dispositions for fair market value (as reasonably determined by the Borrower) of assets having an aggregate fair market value of not more than $1,000,000 in the aggregate for all such assets; provided, that at least 90% of such consideration shall be Cash or Cash Equivalents; provided, further, that (A) immediately prior to and after giving effect to such Disposition, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists and (B) the Net Proceeds of such Disposition shall be applied as (and to the extent) required by Section 2.10(b)(ii);

(i) Dispositions of property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in any joint venture or any Subsidiary that is not a Wholly-Owned Subsidiary, in each case, to the extent required by, or made pursuant to, buy/sell arrangements between parties to such joint venture or equityholders in such Subsidiary set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or such Subsidiary;

(k) [reserved];

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease, sublease, license or sublicense in the ordinary course of business (and any related Disposition of improvements made to leased or sub-leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, condemnation, taking or similar event proceedings;

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) [reserved];

(q) [reserved];

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value (as reasonably determined by the Borrower) for like assets;

(s) [reserved];

(t) (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software or IP Rights of the Borrower or any Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, software or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any IP Rights, which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Subsidiaries or are no longer economical to maintain in light of their use;

(u) terminations or unwinds of Derivative Transactions;

(v) [reserved];

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities of any Employee Related Person of any Parent Company, the Borrower and/or any Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable law;

(y) [reserved];

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(aa) the Disposition of Class A Common Stock of MSP Recovery, Inc. (LIFW) to the extent the proceeds are applied in accordance with the terms of the RSA.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.06 to any Person that is not a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article 8 hereof.

Notwithstanding anything to the contrary contained in this Section 6.06, no Loan Party shall make any Disposition of Material Intellectual Property to any Subsidiary (other than another Loan Party); provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

Notwithstanding the foregoing, no Dispositions of any asset or business unit of the Borrower or any Subsidiary are permitted without the prior written consent of the Required Lenders or the Administrative Agent (acting at the Direction of the Required Lenders).

SECTION 6.07 [Reserved].

SECTION 6.08 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of their respective Affiliates on terms that are less favorable to the Borrower or such Subsidiary (which shall be deemed to include an Affiliated Practice Group for purposes of this restriction), as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person that is not an Affiliate (as reasonably determined by the Borrower); provided, that the foregoing restriction shall not apply to:

(a) any transaction between or among Holdings, the Borrower and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of Securities, or any payments, awards or grants, whether in cash, Securities or otherwise, pursuant to employment arrangements and stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company, the Borrower or any Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or any other compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Subsidiaries with any Employee Related Persons of any Parent Company, the Borrower or any of its Subsidiaries, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Employee Related Persons of any Parent Company, the Borrower or any of its subsidiaries and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers any Employee Related Persons of any Parent Company, the Borrower or any of its subsidiaries or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(b), 6.01(h), 6.01(t), 6.01(cc), 6.03, 6.05(d), 6.05(m), 6.05(o), 6.05(t), 6.05(v), 6.05(x), 6.05(aa), 6.06(j) and 6.06(w) and (ii) issuances of Capital Stock and incurrences of Indebtedness not restricted by this Agreement;

(e) (1) transactions pursuant to agreements in existence on the Closing Date, and (2) any amendment, modification, replacement, renewal or extension thereof, in the case of this clause (2), to the extent the resulting agreement, taken as a whole, (i) is not materially adverse to the Lenders or (ii) is not materially more disadvantageous to the Lenders than the relevant agreement in existence on the Closing Date, in each case, as reasonably determined by the Borrower;

(f) the payment of all indemnification obligations and expenses owed to any Investors and any of their respective Employee Related Persons, whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of Transaction Costs;

(h) [reserved];

(i) Guarantees permitted by Section 6.01 or 6.05;

(j) [reserved];

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, Employee Related Persons of any Parent Company, the Borrower and/or any of its Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its Subsidiaries;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to holders of Capital Stock pursuant to any joint venture, agreement, operating agreement, shareholders agreement or similar agreement;

(n) transactions between the Borrower and/or any Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of any Parent Company, the Borrower or any subsidiary, provided that such director abstains from voting as a director of the Parent Company, the Borrower or such subsidiary, as the case may be, on any matter involving such other Person;

(o) (i) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with joint ventures in the ordinary course of business consistent with past practices;

(p) [reserved];

(q) [reserved];

(r) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal, consulting or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person that is not an Affiliate; and

(s) payments of salary, bonus and other reasonable compensation in the ordinary course of business to officers, employees and consultants of (x) Holdings (or any other Parent Company), the Borrower and any of its Subsidiaries in the ordinary course of business to the extent directly attributable to the ownership or operation of the Borrower and its Subsidiaries or that may, in the future, be deemed Affiliates by virtue of their ownership of Capital Stock in Holdings (or any other Parent Company) and (y) any Affiliated Practice Group.

SECTION 6.09 Conduct of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than the businesses engaged in by the Borrower or any Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses (as reasonably determined by the Borrower).

SECTION 6.10 Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any Subsidiary Guarantor to, amend or modify their respective Organizational Documents, in each case, in a manner that is materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent (acting at the Direction of the Required Lenders); provided, that, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.06.

SECTION 6.11 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing such Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the Lenders (in their capacities as such); provided, that, for purposes of clarity, it is understood and agreed that the foregoing shall not prohibit any replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof or if such Restricted Debt, as replaced, refinanced, amended, supplemented, modified, extended, renewed, or replaced, would have been permitted to be incurrred hereunder.

SECTION 6.12 Fiscal Year. The Borrower shall not change its Fiscal Year to end on a date other than December 31, provided that, subject to providing prior written notice thereof to the Administrative Agent, the Borrower may change its Fiscal Year to end on any other date (and, in the event of any such change, the Lenders hereby authorize the Administrative Agent to make such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to such change in Fiscal Year and any corresponding changes in the Fiscal Quarters).

SECTION 6.13 Permitted Activities of Parent and Holdings. Neither Parent nor Holdings shall:

(a) incur any Indebtedness for borrowed money, other than (i) the Indebtedness permitted to be incurred by Parent or Holdings under the Loan Documents or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Subsidiary, which Indebtedness or other obligations are permitted hereunder and (iii) Indebtedness owed to the Borrower or any Subsidiary;

(b) create or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted to be incurred by Parent or Holdings under Section 6.02 (other than in respect of debt for borrowed money);

(c) engage in any business activity, other than (i) holding the Capital Stock of the Borrower (or any Parent Company) and, indirectly, any subsidiary of the Borrower (it being agreed that Parent and Holdings will not own Capital Stock (except on an interim basis in connection with any transaction otherwise permitted under this Section 6.13) of any Person other than the Borrower (or a Parent Company), (ii) the entry into, and the performance of its obligations under, the Loan Documents and the agreements or instruments evidencing or governing other Indebtedness and Guarantees permitted hereunder (including, subject to clause (b) above, the granting of Liens with respect thereto), (iii) the consummation of the Transactions, (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes), (v) preparing reports to Governmental Authorities and to its shareholders, including, without limitation, the preparation and filing of financial statements and documents, reports, proxy statements or other materials with the SEC or making of public disclosures in compliance with applicable law, (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its legal existence or to comply with applicable law, (vii) (A) issuing and selling its Capital Stock and making any dividend or other distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any of its Capital Stock and (B) performing activities in preparation for and consummating any public offering of, or any other issuance or sale of, its or any other Parent Company’s Capital Stock, including paying fees and expenses related thereto, (viii) holding Cash and Cash Equivalents, maintaining deposit accounts and holding other assets received from any Person holding any Capital Stock of Parent or Holdings (including as a result of issuance and sale of, or a capital contribution in respect of, any Capital Stock of Parent or Holdings) or, subject to clause (a) above, as proceeds of incurrence of any Indebtedness, or, in each case, the proceeds and products of any of the foregoing, (ix) (A) any transaction (including any Restricted Payment and Investment) between Parent and/or Holdings, on the one hand, and the Borrower or any of its Subsidiaries, on the other hand, in each case, expressly permitted under this Article 6, (B) any other transaction or activity expressly contemplated under this Article 6 to be undertaken by Parent or Holdings or any other Parent Company and (C) any purchase of any Indebtedness of the Borrower or any of its subsidiaries, and, in each case under this clause (ix), holding any assets received as a result of such transaction, (x) the entry into, and performance of its obligations under, contracts and other arrangements with Employee Related Persons of Parent or Holdings, any other Parent Company, the Borrower or any of its subsidiaries, including the providing of indemnification to such Persons, (xi) participating in tax, accounting and other administrative matters, (xii) the obtainment of, and the payment of any fees, expenses and indemnities for, management, consulting, monitoring, investment banking, advisory and other services to the extent otherwise permitted by this Agreement, including any services or payments of the type permitted under Sections 6.08(f) and 6.08(h) , (xiii) the entry into, and performance of its obligations under, any document or agreement not prohibited under this Section 6.13(c) to be entered into or undertaken by Parent or Holdings, (xiv) complying with applicable law and (xv) activities incidental to any of the foregoing; or

(d) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided, that (i) Parent or Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its subsidiaries), or (ii) convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its subsidiaries), in each case, so long as (A) either (1) in the case of any transaction referred to in clause (i) above, Parent or Holdings is the continuing or surviving Person or (2) if the continuing or surviving Person (if not Parent or Holdings) or the transferee Person (any such Person, “Successor Holdings”) (v) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent (acting at the Direction of the Required Lenders) with respect to such Successor Holdings (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent (acting at the Direction of the Required Lenders)), (x) such Successor Holdings is an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia and (y) such Successor Holdings expressly assumes all obligations of Parent or Holdings under this Agreement and the other Loan Documents to which Parent or Holdings is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and (B) no Change of Control results therefrom; it being understood and agreed that (I) if the foregoing conditions under clauses (A) and (B) are satisfied, the Successor Holdings will succeed to, and be substituted for, Parent or Holdings under this Agreement and the other Loan Documents and (II) Parent and Holdings may convert into another form of entity so long as (v) written notice of such conversion must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent (acting at the Direction of the Required Lenders) with respect to such conversion (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent) and (x) such conversion does not materially impair the Loan Guaranty or the Collateral provided by Parent and Holdings.

SECTION 6.14 Minimum Liquidity. Following the Interim Order Entry Date, the Debtors shall maintain Liquidity of not less than $20,000,000 as of the last Business Day of each calendar week.

ARTICLE 7

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due;

(b) Default in Other Agreements. (i) Failure by the Borrower or any of its Subsidiaries to pay when due any principal of or interest on, or any other amount payable in respect of, any Indebtedness (other than Indebtedness under the Loan Documents) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor and subject to any required notice of such failure having been given; or (ii) breach or default by the Borrower or any of its Subsidiaries with respect to any Indebtedness (other than Indebtedness under the Loan Documents) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor and subject to any required notice of such failure having been given, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with any required notice of such failure having been given), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that clauses (i) and (ii) shall not not apply to any Indebtedness to the extent the holders thereof are stayed from exercising remedies in connection therewith as a result of the Chapter 11 Cases; provided, further, that clause (ii) shall not apply to (A) secured Indebtedness that becomes due and payable (or redeemable) as a result of the voluntary Disposition of, or a casualty, condemnation, taking or similar event with respect to, the property securing such Indebtedness, (B) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01, and (C) for the avoidance of doubt, any termination events or equivalent events pursuant to the terms of any Hedge Agreement that are not the result of any default thereunder by the Borrower or any Subsidiary; provided, further, that any failure described under clause (i) or (ii) above is unremedied and is not waived by the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7;

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any of its covenants or agreements contained in Section 5.01(c), Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower), Section 5.15, Section 5.20 or Article 6; provided that the exercise of remedies on account of an Event of Default resulting from a failure to perform or comply with the covenant to agree on Sale Milestones under Section 5.20(d) shall be subject to a remedies notice period that is the greater of two (2) Business Days and any applicable period provided in the DIP Order.

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection therewith shall be untrue in any material respect as of the date made or deemed made and such incorrect representation, warranty or certification (if curable) shall remain untrue in any material respect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower, provided that any inaccuracy of any representation, warranty or certification resulting from the failure of the Administrative Agent to file any UCC continuation statement or equivalent filing shall not result in a Default or Event of Default under this clause (d);

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other clause of this Section 7.01, which default has not been remedied or waived within 15 days after receipt by the Borrower of written notice thereof from the Administrative Agent or the Required Lenders;

(f) [Reserved];

(g) [Reserved];

(h) Judgments and Attachments. Except for matters subject to the automatic stay, the entry or filing following the Petition Date, of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, the Borrower or any of its Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in each case, to the extent not adequately covered by self-insurance (if applicable) or by indemnity from a third party or insurance from a third party where the relevant third party has been notified thereof and has not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days;

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events which, individually or in the aggregate, result in liability of Holdings, the Borrower or any of its Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(j) Change of Control. The occurrence of a Change of Control;

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof and prior to the Termination Date, (i) the Interim Order or the Final Order, as appropriate, this Agreement, the Guarantee Agreement or any material Collateral Document for any reason shall cease to be in full force and effect or shall be declared by a court of competent jurisdiction to be null and void or any Loan Party shall contest in writing the validity or enforceability of any material provision thereof or, if a party thereto, deny in writing that it has any further liability thereunder (in each case under this clause (i), other than in accordance with the terms thereof or as a result of the discharge of the applicable Loan Party in accordance with the terms thereof) or (ii) any Lien created pursuant to the Interim Order or the Final Order, as applicable, or under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than (A) in the case of Collateral consisting of Material Real Estate Assets, to the extent that the relevant losses are covered by a title insurance policy and the applicable insurer has not denied coverage or (B) solely by reason of (x) such perfection not being required pursuant to this Agreement, (y) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC continuation statements or equivalent filings or (z) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof) or any Loan Party shall contest in writing the validity or enforceability of any such Lien (other than solely by reason of (x) such Lien (or perfection thereof) not being required pursuant to this Agreement or (y) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof);

(l) Subordination. The Obligations ceasing, or the assertion in writing by any Loan Party that the Obligations have ceased, to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Junior Indebtedness or Junior Lien Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount (in each case, to the extent required by such subordination provisions) or any such subordination provision being invalidated by a court of competent jurisdiction or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto (other than, in each case under this clause (l), in accordance with the terms thereof);

(m) Bankruptcy Related Events.

(i) the entry of an order, or the filing of an application, motion, or request for an order by any Loan Party, dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(ii) the entry of an order (A) appointing a chapter 11 trustee in any of the Chapter 11 Cases or (B) appointing an examiner in any of the Chapter 11 Cases (other than a fee examiner and only to the extent such examiner is granted powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code and such powers entitle the examiner to operate or manage the financial affairs or the business of any Loan Party or control or dispose of Collateral without the Administrative Agent’s consent);

(iii) the entry of an order staying, reversing, vacating or otherwise modifying the Interim Order or Final Order in a manner that is materially adverse to any of the Lenders, including, without limitation, the Liens and claims granted thereby;

(iv) the failure of any Loan Party to comply with any of the material terms or conditions of the DIP Orders;

(v) (A) any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interest of the Secured Parties or to charge any Collateral pursuant to section 506(c) of the Bankruptcy Code or (B) any action is commenced by the Loan Parties which contest the validity, perfection or enforceability of any of the Liens and security interests of the Secured Parties created by any of the Collateral Documents or (C) assert any avoidance claim against any of the Prepetition Secured Parties, or seek to recover any monetary damages from the Administrative Agent, any Lender, any of the Prepetition Secured Parties;

(vi) other than a motion in support of the DIP Order, the bringing of a motion, taking of any action by any of the Loan Parties or any of their Subsidiaries in the Chapter 11 Cases: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Liens permitted pursuant to Section 6.02 upon or affecting any Collateral; (C) except as provided in the DIP Order, to use cash collateral of the Administrative Agent and the other Secured Parties or Prepetition Lenders or Prepetition Administrative Agents under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent (acting at the Direction of the Required Lenders); or (D) any other action or actions adverse to (x) the rights and remedies of the Administrative Agent and Lenders or the Prepetition Administrative Agents and Prepetition Lenders hereunder, under any other Loan Documents, or their interest in the Collateral or (y) the rights of the Prepetition Administrative Agents and the Prepetition Lenders under the Prepetition Credit Agreements or the other Prepetition Loan Documents or their interest in the Prepetition Collateral;

(vii) confirmation of a plan of reorganization, or the filing of a disclosure statement for any plan of reorganization, in any of the Chapter 11 Cases which is not an Acceptable Plan;

(viii) the Confirmation Order shall cease to be in full force and effect after the entry thereof by the Bankruptcy Court, or any Loan Party shall fail to satisfy in full all Obligations in accordance with the terms hereof on the effective date of such Acceptable Plan or fail to comply in any material respect with the Confirmation Order, or the Confirmation Order shall have been revoked, remanded, vacated, reversed, rescinded or, without the reasonable consent of the Administrative Agent (acting at the Direction of the Required Lenders), modified or amended;

(ix) unless otherwise approved by Administrative Agent, the Loan Parties fail to object to an order of the Bankruptcy Court providing for a change in venue with respect to the Chapter 11 Cases and such order is not reversed or vacated within sixty (60) days;

(x) the termination of the RSA (or a replacement restructuring support agreement), unless the Debtors have entered into a subsequent restructuring support agreement upon terms and conditions reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) within five (5) Business Days after such termination, (y) any material breach by any Loan Party of the RSA (or a replacement restructuring support agreement) to the extent such material breach is materially adverse to the interest of the Administrative Agent and/or the Lenders;

(xi) the entry by the Bankruptcy Court of any single administrative expense or priority unsecured claim in excess of $10,000,000 outside the ordinary course of business;

(xii) any Loan Party shall file a motion (without consent of the Administrative Agent (acting at the Direction of the Required Lenders)) seeking relief from or modifying the Automatic Stay of Section 362 of the Bankruptcy Code (A) to allow any creditor (other than the Administrative Agent) to execute upon or enforce a Lien on any Collateral having a value greater than $500,000, (B) approving any settlement or other stipulation not approved by the Required Lenders with any creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor in an amount greater than $100,000, or (C) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole);

(xiii) the DIP Order shall cease to create a valid and perfected Lien (which creation and perfection shall not require any further action other than the entry of the DIP Order) on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Administrative Agent (acting at the Direction of the Required Lenders);

(xiv) [reserved];

(xv) (i) the entry by the Bankruptcy Court of any order terminating the Debtors’ exclusive periods to file a plan of reorganization or liquidation and solicit acceptances thereon under Section 1121 of the U.S. Bankruptcy Code or (ii) the expiration of any Loan Party’s exclusive right to file a plan of reorganization or plan of liquidation;

(xvi) any Loan Party or any Subsidiary thereof or any Debtor shall take any action in support of any matter set forth in this Section 7.01(m) or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal; and

(xvii) any party files a proof of claim or a complaint asserting it holds a Claim (as defined in the RSA) against any Loan Party that is not subject to discharge pursuant to Bankruptcy Code section 1141(d)(6) and such proof of claim or complaint is not resolved, whether through a chapter 11 plan or standalone settlement, in a manner satisfactory to the Required Lenders in their reasonable discretion on or before the confirmation of a chapter 11 plan.

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Order and the Loan Documents or at law or equity, including all remedies provided under the UCC.

Any Event of Default under this Agreement or the other Loan Documents (and any Event of Default resulting from failure to provide notice thereof) shall be deemed not to be “continuing” or “existing” if the events, acts or conditions that gave rise to such Event of Default have been remedied or cured or have ceased to exist.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints Wilmington Savings Fund Society, FSB (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall, unless otherwise expressly indicated or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party and shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it has a Direction of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or to be satisfactory to the Administrative Agent, or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Holdings, the Borrower, the Administrative Agent and each Secured Party agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Loan Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (i) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (ii) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Guarantee Agreement or any other Loan Document.

Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof (or other applicable Debtor Relief Laws);

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof (or other applicable Debtor Relief Laws);

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party; it being understood that (x) no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent and (y) in connection with any credit bid, each Lender consents to the assignment and delegation to a Qualified Purchaser of its rights and obligations under this Agreement and the other Loan Documents, in each case as the Required Lenders determine in order to consummate such credit bid (and each such Lender shall execute and deliver such documents as the Administrative Agent reasonably requests to evidence such assignment and delegation). As used herein, “Qualified Purchaser” shall mean a Person (i) designated by the Required Lenders as a “Qualified Purchaser” in connection with any such credit bid, (ii) whose stock is owned pro rata by the Lenders (based upon the obligations owing to such Lenders and utilized to consummate such credit bid) and (iii) whose actions are controlled by the Required Lenders.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided, that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding with respect to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to any Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In addition, the Lenders hereby authorize Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) to provide written directions (which may be made by electronic mail) to the Administrative Agent on behalf of the Required Lenders in regards to the Loan Documents and such other matters until such time as the Required Lenders or Gibson Dunn advise the Administrative Agent in writing that Gibson Dunn is no longer authorized to provide any written directions to the Administrative Agent on behalf of the Required Lenders. The giving of any such direction by Gibson Dunn shall be deemed a reaffirmation by Gibson Dunn that such authorization from the Required Lenders has been duly given. The Administrative Agent may rely on and act upon any such direction given by Gibson Dunn and need not inquire as to the due authorization thereof. Notwithstanding the foregoing, to the extent the Administrative Agent determines that any direction from Gibson Dunn required any clarification or supplemntation, the Administrative Agent shall promptly inform the Required Lenders or Gibson Dunn, as applicable, of such determination and the Requreid Lenders or Gibson Dunn, as applicable, shall prompstly provide to the Administrative Agent one or more additional clarifying or supplementing directions. Until such time as the Administrative Agent receives such additional direction or directions from the Required Lenders or Gibson Dunn, as applicable, the Administrative Agent shall be under no duty or obligation to take, or refrain from taking, any course of action for which the Administrative Agent has requested additional directions.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

The Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ prior written notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent, which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided, that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or 7.01(g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consultation with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such Collateral security as bailee until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Each Lender acknowledges that none of the Administrative Agent or any of its Related Parties has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any of its Related Parties as to any matter, including whether the Administrative Agent or any of its Related Parties have disclosed material information in their possession. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is Disposed of or to be Disposed in a Disposition permitted under this Agreement to a Person that is not a Loan Party, (iii) that constitutes (or becomes) an Excluded Asset, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Guarantee Agreement in accordance with the Loan Documents or (v) if approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required) in accordance with Section 9.02;

(b) release any Subsidiary Guarantor from its obligations under the Guarantee Agreement and the other Loan Documents as provided in Section 9.21; and

(c) solely to the extent that the Administrative Agent has received a Direction of the Required Lenders to do so, subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(f), 6.02(l), 6.02(n), (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(r), 6.02(w), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ff), 6.02(gg), 6.02(hh), 6.02(ii), and 6.02(jj); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(l), 6.02(r), 6.02(u), 6.02(bb) and/or 6.02(hh) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee Agreement or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Lien granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Guarantee Agreement, in each case, without recourse, representation or warranty and in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any indemnified liabilities, this Article 8 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Article 8 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent. Except as otherwise expressly set forth herein or in any Collateral Document, no counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations or provider of Banking Services the obligations under which constitute Banking Services Obligations that obtains the benefits of Section 2.17(b), any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedging Obligations or Banking Services Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable counterparty to such Hedge Agreement or provider of such Banking Services, as the case may be.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(d) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments,

(e) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(f) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(g) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (a) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(A) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent (acting at the Direction of the Required Lenders) in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (A) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(B) Each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment or (y) that was not preceded or accompanied by a notice of payment, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a payment may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(C) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (A) or under the indemnification provisions of this Agreement.

(D) For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (A), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender or Secured Party, that all rights and claims of such Lender or Secured Party with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five Business Days’ written notice to such Lender or Secured Party, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender or Secured Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(E) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment or prepayment of the Obligations or from proceeds of Collateral to be applied to the Obligations.

(F) No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(G) Each party’s obligations, agreements and waivers under this Article 8(A) through (F) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower at:

Cano Health, LLC

Address: 9725 NW 117th Avenue, Suite 200

Miami, FL 33178

Attention: David Armstrong

Email: david.armstrong@canohealth.com

with a copy to (which shall not constitute notice to any Loan Party):

Weil, Gotshal & Manges LLP

Address: 200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Courtney S. Marcus

Email: courtney.marcus@weil.com

(ii) if to Wilmington Savings Fund Society, FSB, as Administrative Agent, at:

Wilmington Savings Fund Society, FSB

Address: 500 Delaware Ave.

Wilmington, DE 19801

Attention: Patrick Healy

Email: Phealy@wsfsbank.com

(iii) if to any Lender, to it at its address, facsimile number or email set forth in its Administrative Questionnaire with a copy to (which shall not consitute notice to any Loan Party):

Gibson, Dunn & Crutcher LLP

Address: 200 Park Avenue

New York, New York 10166

Attention: Michael Cohen

Email: CanoDIP@gibsondunn.com

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, (B) sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or (C) given by email or delivered through Electronic Systems shall be effective as provided in clause (b) of this Section.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished through any Electronic System (including email and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. Notices and other communications to the Administrative Agent, Holdings or the Borrower hereunder may be delivered or furnished through email or, in the case of the Administrative Agent, other electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, facsimile number, email or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself and each Lender.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as expressly provided herein or in any other Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to Sections 9.02(c) and 9.02(d), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document, as applicable), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) the prior written consent of each Lender directly and adversely affected thereby shall be required for any waiver, amendment or modification that:

(1) increases the amount of, or extends the scheduled expiration date of, any Commitment of such Lender, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase or an extension of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender or any scheduled amortization payment of any Loan due to such Lender, it being understood that no amendment, modification or waiver of any Default, Event of Default, change to a financial ratio or change to any “most favored nation” provisions shall constitute such a reduction;

(3) (x) extends the scheduled final maturity of any Loan held by such Lender or (y) postpones any scheduled amortization payment of any Loan held by such Lender, or the date of any scheduled payment of any interest on any Loan held by such Lender or of any scheduled payment of any fee due to such Lender hereunder, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute any such extension or postponement;

(4) reduces the rate of interest on any Loan held by such Lender (other than to waive any Default or Event of Default or any obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.12(c), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender, it being understood that no change to any “most favored nation” provisions, shall constitute a reduction in any rate of interest or any fee hereunder;

(5) waives, amends or modifies the provisions of Section 2.17(b) or 2.17(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments or the payment waterfall required thereby (except as otherwise provided in this Section 9.02);

(6) [reserved];

(7) to the extent not otherwise permitted by this Agreement, authorizes additional Indebtedness that would be issued under the Loan Documents for the purpose of influencing voting thresholds; or

(8) amends or modifies the definition of “Material Intellectual Property” or the last paragraph of Section 6.03, the last paragraph of Section 6.05 and the second to last paragraph of Section 6.06.

provided that, notwithstanding the foregoing provisions of this clause (A), it is understood that any waiver, amendment or modification of any “most favored nation” provision set forth in any Loan Document (and the defined terms relating thereto) may be effected pursuant to any agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);

(B) no such agreement shall:

(1) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders”, in each case, to reduce any voting percentage required to waive, amend or modify any Loan Document without the prior written consent of each Lender;

(2) release Liens granted pursuant to the Loan Documents on all or substantially all of the value of the Collateral (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21), without the prior written consent of each Lender, it being understood that any waiver, amendment or modification of Section 6.06 or the addition of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents;

(3) release all or substantially all of the value of the Loan Guarantees under the Guarantee Agreement (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.21), without the prior written consent of each Lender, it being understood that an amendment or other modification of Section 6.06 or the addition of obligations Guaranteed under the Guarantee Agreement shall not be deemed to be a release of any Loan Guarantees under the Guarantee Agreement;

(4) (A) subordinate the Obligations in right of payment to any other Indebtedness or (B) subordinate the Liens securing the Obligations priority to the Liens securing any other Indebtedness, in each case without the consent of each Lender; or

(5) permit the creation or existence of any Subsidiary that would be “unrestricted” or otherwise excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to the Loan Documents without the consent of each Lender;

(C) [reserved];

(D) [reserved]; and

(E) no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) [Reserved].

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive the Guarantee Agreement and/or any Collateral Document (A) to comply with any law or the advice of counsel and/or (B) to cause the Guarantee Agreement or such Collateral Document to be consistent with this Agreement and/or the relevant other Loan Documents;

(ii) the Borrower and the Administrative Agent may, without the input or consent of any Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower and the Administrative Agent (A) to give effect to the provisions of Sections 1.08(b) and 6.12 or any other provision of this Agreement or any other Loan Document (or any Exhibit hereto or thereto) specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent;

(iii) this Agreement may be amended in the manner provided in Section 2.13(b);

(iv) [reserved];

(v) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent shall notify the Lenders and, if no objection is received within 5 Business Days of such notice (or if each Lender so notified confirms it does not object prior to such 5 Business Day period elapsing), the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter in a manner reasonably determined by them acting jointly;

(vi) the Administrative Agent may amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.05 and/or reductions, terminations, increases or additions of Commitment pursuant to Sections 2.08;

(vii) no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or modification referred to in clause (A)(1), (A)(2), (A)(3) or (A)(4) (or clause (A)(5) if such waiver, amendment or modification by its terms affects such Defaulting Lender more adversely than the other directly and adversely affected Lenders) of Section 9.02(b) and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or modification;

(viii) [reserved];

(ix) [reserved];

(x) this Agreement may be amended (or amended and restated) pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), and any other Loan Document may be amended pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is a party thereto, with the consent of the Required Lenders, in each case, (A) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest, fees and other amounts in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion; and

(xi) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement (including, if applicable, any amounts payable pursuant to Section 2.11(e)).

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or modifications of this Agreement or any other Loan Document on behalf of such Lender. Any waiver, amendment or modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03 Expenses; Indemnity.

(a) The Borrower shall pay (i) all reasonable and documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lenders including the reasonable fees, charges and disbursements of the Lender Advisors (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel for the Administrative Agent and one firm of outside counsel for the Lenders, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction to the Administrative Agent and one local counsel in any relevant jurisdiction for the Lenders, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material), which may include a single local counsel acting in multiple jurisdictions) in connection with the closing and funding of the

Credit Facilities and the preparation, execution, delivery and administration of the Loan Documents (including in connection with any visit or inspection permitted by Section 5.06) and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document, and (ii) all reasonable and documented and invoiced out-of-pocket expenses incurred by each of the Administrative Agent and the Lenders, including the reasonable fees, charges and disbursements of the Lender Advisors (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel for the Administrative Agent and one firm of outside counsel for the Lenders, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction for the Administrative Agent and one local counsel in any relevant material jurisdiction for the Lenders, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material), which may include a single local counsel acting in multiple jurisdictions and solely in the case of an actual or perceived conflict of interest where any affected Lender informs the Borrower of such conflict and retains its own counsel, (x) one additional counsel to all affected Lenders, taken as a whole, and (y) one additional local counsel to all affected Lenders, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material)) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made hereunder (in each case of clauses (i) and (ii) above, excluding allocated costs of in-house counsel and, in the case of any expenses incurred in connection with the matters described in clause (b) of this Section, subject to the limitations set forth in such clause on the Borrower’s obligation to pay such expenses).

(b) The Borrower shall indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, which may include a single special counsel acting in multiple jurisdictions, and solely in the case of an actual or perceived conflict of interest where any affected Indemnitee notifies the Borrower of such conflict and thereafter retains its own counsel, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel in each relevant jurisdiction to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by Holdings, the Borrower, any of its subsidiaries or any other Environmental Liability related to Holdings, the Borrower, any of its subsidiaries and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage or liability (A) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from any such Person’s material breach of the Loan Documents or (B) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, acting in its capacity as the Administrative Agent) that does not involve any act or omission of Holdings, the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this clause (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), but if any claim, litigation, investigation or proceeding is settled with the written consent of the Borrower, or if there is a judgment by a court of competent jurisdiction against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

SECTION 9.04 Waiver of Claim. To the extent permitted by applicable law, (a) no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any of the foregoing, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any Loan Party, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03 or any similar indemnification provision of any other Loan Document and (b) no Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through an Electronic System or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of or breach of the Loan Documents by, such Indemnitee or its Related Parties.

SECTION 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that (i) except as provided under Section 6.06, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in clause (e) of this Section, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Commitment at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided, that the Borrower shall be deemed to have consented to any such assignment (other than any such assignment to a Disqualified Institution) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof; provided, further, that no consent of the Borrower shall be required (x) for any assignment of Term Loans or Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, or (y) if an Event of Default under Section 7.01(a) exists;

(B) the Administrative Agent (not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment of Term Loans or Commitments to another Lender, an Affiliate of any Lender or an Approved Fund; and

(C) [reserved].

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $1,000,000 for Term Loans and Commitments unless the Borrower and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that notwithstanding anything herein to the contrary, any assignment by the Fronting Lender of Term Loans will be exclusive of, and will not contain any portion of, any unfunded Commitment held by the Fronting Lender at the time of the assignment of such Term Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee (if it is not a Lender and if other than Holdings, the Borrower or any of its Subsidiaries) shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any Internal Revenue Service form required under Section 2.16.

(iii) Subject to the acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.14, 2.16 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the amount of the Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section, if applicable, and any written consent to the relevant assignment required by clause (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural person or the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the other Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clause (B) of the first proviso to Section 9.02(b). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 (subject to the limitations and requirements of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.16(a) or 2.16(c), to the Borrower and the Administrative Agent), provided that no Participant shall be entitled to receive any greater payment under Section 2.14 or 2.16 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided, that such Participant shall be subject to Section 2.17(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that the Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.14 or 2.16) and no SPC shall be entitled to any greater amount under Section 2.12, 2.13 or 2.14 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.14 and 2.16 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes, including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided, that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (A) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) (i) Upon the request of any Lender, the Borrower shall make available to such Lender the list of Disqualified Institutions at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.13 for the purpose of verifying whether such Person is a Disqualified Institution.

(ii) If any assignment or participation under this Section 9.05 is made by any Lender to any Affiliate of any Disqualified Institution without the Borrower’s prior written consent (any such Person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) exercise its rights under Section 2.18(b), provided that, notwithstanding anything to the contrary in Section 2.18(b), with respect the outstanding principal amount of any Term Loans held by such Disqualified Person, such Disqualified Person shall only be entitled to receive the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued and unpaid interest thereon, and (B) with respect to any Term Loans held by such Disqualified Person, purchase such Term Loans from such Disqualified Person (and such Disqualified Person shall be obligated to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement in respect of such Term Loans) by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued and unpaid interest thereon. Notwithstanding anything to the contrary set forth herein, no processing and recordation fee required under clause (b)(ii)(C) of this Section 9.05 shall be required in connection with any assignment pursuant to this paragraph. Each Lender acknowledges its agreements and appointments set forth in Section 2.18(b) with respect to this Section 9.05(f)(ii).

(iii) If any Disqualified Person shall have been identified by the Borrower to the Administrative Agent, then, notwithstanding anything to the contrary set forth herein, such Disqualified Person (A) shall not be permitted to, and shall not, (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof by or among any Loan Party, the Administrative Agent or any Lender or (y) receive any information or materials prepared by any Loan Party, the Administrative Agent or any Lender, or any communication by or among any Loan Party, the Administrative Agent or any Lender (in each case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2), (B) (x) shall not for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any waiver, amendment, modification or other action with respect to any of the terms of any Loan Document, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Term Loans and unused Commitments held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders has provided or undertook any such consent, action, direction or requirement and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against any Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 2.12(c) or 9.03.

(iv) Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. It is understood that the provisions of clauses (ii) and (iii) of this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(v) Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or a Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or a Disqualified Person.

(g) Notwithstanding anything herein to the foregoing, in no event shall any assignments or Participations be permitted to the Borrower or any of its Subsidiaries or Affiliates.

(h) Notwithstanding anything herein to the foregoing, in no event shall the consent of the Borrower or the Administrative Agent be required for (i) assignments by the Fronting Lender to any of the entities (and their respective Affiiates) listed on Schedule 1 of the Master Consent to Assignment executed by the Administrative Agent, the Fronting Lender and the Borrower, (ii) assignments to any Prepetition Lender that becomes a Consenting Creditor by execution of a Joinder Agreement to the RSA and (iii) assignments to any person that makes a Plan Sponsorship Investment (as defined in the RSA) or any of such person’s Affiliates.

SECTION 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.16, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but, in each case, subject to the limitations set forth in this Agreement.

SECTION 9.07 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that Party’s constitutive documents.

SECTION 9.08 Severability. To the extent permitted by applicable law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

SECTION 9.09 Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and, subject to the prior written consent of the Administrative Agent, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Loan Party against any of and all the Obligations held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different than the branch or office holding such deposit or obligation on such Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided, further, that, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Loan Guarantor shall be applied to any Excluded Swap Obligations of such Loan Guarantor. Any applicable Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender and the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

SECTION 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN TORT, IN CONTRACT, AT LAW OR IN EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to any Loan Document and agrees that all claims in respect of any such suit, action or proceeding shall (except as permitted below) be heard and determined exclusively in such U.S. Federal court or, if such court shall not have subject matter jurisdiction, such New York State court. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such Person shall be effective service of process against such Person for any suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

(d) To the extent permitted by applicable law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (or any substantially similar form of mail) directed to it at its address for notices as provided for in Section 9.01. Each party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Confidentiality. Each of the Administrative Agent and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, agents, controlling persons, managers, employees, representatives, independent auditors or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”), on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided, that such Person shall be responsible for its Affiliates’ and its and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law (in which case such Person shall (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority over such Person or its Affiliates) to the extent practicable and permitted by applicable law, inform the Borrower promptly in advance thereof), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any regulatory or governmental authority (including any self-regulatory body) exercising examination or regulatory authority over such Person or its Affiliates, to the extent permitted by applicable law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that any Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent, including as set forth in any confidential information memorandum prepared in connection with the arrangement of the Credit Facilities) in accordance with the standard arrangement processes or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case, other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 and (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party (other than any Disqualified Institution), (f) with the prior written consent of the Borrower, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives and (h) to the extent that such Confidential Information is received by such Person, its Affiliates or their respective Representatives, as applicable, from a third party that is not, to such Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Sponsor, Holdings, the Borrower or any of their respective Affiliates. In addition, the Administrative Agent and the Lenders may disclose in consultation and coordination with the Borrower the existence of this Agreement and information about this Agreement to market data collectors, including league table providers, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of its subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent or any Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof), other than any such information that is available to the Administrative Agent or Lender on a non-confidential basis prior to disclosure by or on behalf of Holdings, the Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

SECTION 9.14 No Fiduciary Duty. Each of the Administrative Agent, each Lender, and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Holdings and the Borrower agree, on behalf of themselves and the other Loan Parties, that nothing in the Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), all aspects of each transaction contemplated hereby or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its equity holders or their respective Affiliates, on the other. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties, that: (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) and the arranging and other services regarding this Agreement provided by any Lender are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or their respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (ii) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of any Loan

Party, its management, stockholders, creditors or any other Person and (iii) the Administrative Agent, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their respective Affiliates, and no Agent or Lender has any obligation to disclose any of such interests Holdings, the Borrower or their respective Affiliates. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties, that each Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for and capable of making its own independent judgment with respect to such transactions and the process leading thereto and accepts the terms, risks and conditions of such transactions and the Loan Documents. To the fullest extent permitted by law, each of Holdings and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.15 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

SECTION 9.16 USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.17 Disclosure of Agent Conflicts. Each party hereto hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.18 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession. If any Lender (other than the Administrative Agent) obtains possession of any Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

SECTION 9.20 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

SECTION 9.21 Release of Loan Parties. Notwithstanding anything in Section 9.02(b) to the contrary, (a) each Loan Party shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall automatically be released) upon the occurrence of the Termination Date, and (b) any Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall automatically be released) upon the consummation of any transaction permitted hereunder if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.21 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

SECTION 9.22 Escrow Agent.

(a) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Escrow Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender (or other Secured Party), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Escrow Agent.

(b) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Escrow Agreement, or any additional document, instrument, certificate and/or agreement related to any of the foregoing, each of the parties hereto and Escrow Agent acknowledge and agree that in no event shall any Deposit Property (as such term is defined in the Escrow Agreement) or other property, proceeds, cash, cash equivalents, or otherwise placed or held, in each case, in the Loan Proceeds Account at any time be, or be deemed to be, property of any of the Borrower or its affiliates or subsidiaries or any of their respective bankruptcy estates.

SECTION 9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANO HEALTH, LLC, as Borrower

By:	/s/ Mark D. Kent
Name: Mark D. Kent
Title: Chief Executive Officer

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC, as Holdings

By:	/s/ Mark D. Kent
Name: Mark D. Kent
Title: Chief Executive Officer

CANO HEALTH, INC., as Parent (solely for purposes of Section 6.13)

By:	/s/ Mark D. Kent
Name: Mark D. Kent
Title: Chief Executive Officer

Wilmington Savings Fund Society, FSB, individually, as Administrative Agent

By:	/s/ Patrick J. Healy
Name: Patrick J. Healy
Title: Senior Vice President

Jefferies Capital Services, LLC, individually, as a Lender

By:	/s/ Mark Sahler
Name: Mark Sahler
Title: Managing Director